     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                LIQUOR.COM, INC.
          (Name of small business issuer as specified in its charter)

           DELAWARE                        5921                    36-3903894
  (State or jurisdiction of          (Primary Standard          (I.R.S Employer
incorporation or organization)          Industrial           Identification Number)
                                Classification Code Number)

                  4205 W. IRVING PARK ROAD                                      4205 W. IRVING PARK ROAD
                     CHICAGO, IL 60641                                             CHICAGO, IL 60641
                       (773) 427-8620                                                (773) 427-8620
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL         (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED
                      EXECUTIVE OFFICES)                                       PRINCIPAL PLACE OF BUSINESS)

                                 SCOTT B. CLARK
                           4205 WEST IRVING PARK ROAD
                               CHICAGO, IL, 60641
                                 (773) 427-8620
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

            MICHAEL J. CHOATE, ESQ.                                 LAWRENCE B. FISHER, ESQ.
           Shefsky & Froelich, Ltd.                            Orrick, Herrington & Sutcliffe LLP
      444 North Michigan Avenue, Ste. 2500                              666 Fifth Avenue
            Chicago, Illinois 60611                                 New York, New York 10103
                (312) 836-4066                                          (212) 506-5055
           (312) 527-5921 (Facsimile)                              (212) 506-5151 (Facsimile)

                            ------------------------

   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS POSSIBLE AFTER
                                 EFFECTIVENESS.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                     NUMBER OF UNITS/     PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                       SHARES TO BE      OFFERING PRICE PER   AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED             UNIT(1)               PRICE
Units, consisting of two shares of common stock,
  par value $.00001 per share, and one redeemable
  common stock purchase warrant to purchase one
  share of common stock(2).........                      1,725,000             $24.10           $41,572,500.00
Common stock underlying redeemable warrants
  included in the units(3).........                      1,725,000             $14.40           $24,840,000.00
Representative's Warrants(4)(5)....                       150,000              $.0001               $15.00
Common stock issuable upon exercise of the
  representative's warrants(3).....                       300,000              $14.40             $4,320,000
Redeemable warrants issuable upon exercise of the
  representative's warrants(3).....                       150,000               $.12                $18,000
Common stock issuable upon exercise of redeemable
  warrants included in the representative's
  warrants(3)......................                       150,000              $14.40             $2,160,000
Common stock issuable upon conversion preferred
  stock held by selling shareholders...                   422,222              $12.00             $5,066,664
Total..............................


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
Units, consisting of two shares of common stock,
  par value $.00001 per share, and one redeemable
  common stock purchase warrant to purchase one
  share of common stock(2).........                     $10,975.14
Common stock underlying redeemable warrants
  included in the units(3).........                      $6557.76
Representative's Warrants(4)(5)....                         $0
Common stock issuable upon exercise of the
  representative's warrants(3).....                      $1140.48
Redeemable warrants issuable upon exercise of the
  representative's warrants(3).....                        $4.75
Common stock issuable upon exercise of redeemable
  warrants included in the representative's
  warrants(3)......................                       $570.24
Common stock issuable upon conversion preferred
  stock held by selling shareholders...                  $1,337.60
Total..............................                     $20,585.97

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(2) Includes 225,000 units that the Underwriters have the option to purchase from Liquor.com to cover over-allotments, if any.
(3) Pursuant to Rule 416 under the Securities Act, we are registering additional securities as may become issuable pursuant to the anti-dilution provisions of the redeemable warrants, the representative's warrants and the redeemable warrants underlying the representative's warrants.
(4) No registration fee is required pursuant to Rule 457 under the Securities
    Act.
(5) Consists of warrants issuable to the Representatives to purchase 300,000 shares of common stock and 150,000 redeemable common stock purchase warrants.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 13, 2000
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]

                      1,500,000 UNITS, EACH CONSISTING OF
                           TWO SHARES OF COMMON STOCK
                                      AND
            ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT EXERCISABLE
                     TO PURCHASE ONE SHARE OF COMMON STOCK

                            ------------------------

    This is an initial public offering of 1,500,000 units of Liquor.com, Inc., each unit consisting of two shares of common stock and one redeemable common stock purchase warrant. The common stock and warrants will trade as separate securities immediately upon issuance. We anticipate that the initial public offering price will be $23.10 per unit, consisting of $11.50 per share of common stock and $0.10 per warrant.

    Prior to this offering, no public market exists for any of our securities. We have made an application to quote our common stock and our redeemable warrants under the symbols "LIQR" and "LIQRW" on the Nasdaq National Market.

    FOR INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 PER UNIT               TOTAL
                                                            -------------------  -------------------
Initial public offering price.............................
Underwriting discounts....................................
Proceeds, before expenses, to Liquor.com..................

    This prospectus also relates to the registration for resale of 422,222 shares of common stock held by selling shareholders identified in this prospectus.

    We have granted the underwriters an option for forty-five days to purchase an additional 225,000 units from us at the initial public offering price less the underwriting discount to cover any over-allotments.

    Delivery of the securities offered hereby will be made on or about
            , 2000, in New York, New York. The underwriters are offering the units on a firm commitment basis.

                            ------------------------

                             DIRKS & COMPANY, INC.

               The date of this prospectus is             , 2000

Inside Front Cover Page of Prospectus

    Top of Page--The top of the page contains the Logo of Liquor.com--"LIQUOR.COM--for the spirited life"--followed by the statement "Liquor.com--Integrating eCRM and Business-to-Business Solutions for the Alcohol Beverage Industry."

    Body of Page--The body of the page contains a chart with the Logo of Liquor.com--"LIQUOR.COM-- for the spirited life" in the center of the chart. The four corners of the chart contain four series of photographs depicting the various parties of the liquor distribution chain: (1) producers,
(2) wholesalers, (3) retailers and (4) consumers.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      5

Cautionary Note Regarding Forward-Looking Statements........     13

Use of Proceeds.............................................     14

Dividend Policy.............................................     14

Capitalization..............................................     15

Dilution....................................................     16

Selected Financial Data.....................................     17

Management's Discussion And Analysis of Financial Condition
  And Results of Operations.................................     18

Business....................................................     23

Management..................................................     32

Certain Transactions........................................     40

Principal Stockholders......................................     42

Description of Securities...................................     43

Shares Available For Future Sale............................     50

Underwriting................................................     52

Legal Matters...............................................     54

Experts.....................................................     54

Where You Can Find Additional Information About Us..........     54

Index to Consolidated Financial Statements..................    F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION IMPORTANT TO YOUR INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.

OUR BUSINESS

    Liquor.com is a customer relationship management, or "eCRM," eCommerce and business-to-business exchange company whose focus is to integrate producers, wholesalers, retailers and consumers in the highly fragmented alcohol and entertainment beverage industry. We build and maintain relations with the consumer, and also provide eBusiness solutions for all three tiers of the alcohol beverage distribution system--(a) producers, (b) wholesalers and (c) retailers. We have created a global network of retail partner affiliates by offering them the opportunity to generate additional revenue, reduce costs and build loyal customer relationships. We give our affiliates and customers alike access to a secure eCommerce and custom content environment that serves as the hub of a direct-delivery network. We do not sell directly to consumers, and thus do not maintain inventory. Rather, we utilize our industry relationships, expertise and in-depth knowledge of our target market to generate demand, facilitate sales and build loyalty. Currently, the Liquor.com affiliate network provides direct delivery to thirty-nine states and more than forty countries.

    We intend to become an essential marketing and eBusiness solutions partner for producers, wholesalers and retailers by offering direct access to consumers through our website and offline promotions and by offering valuable demographic and product preference information on their purchases and interests. We are currently developing a hosted, proprietary network for the industry that will aggregate and streamline product purchasing, reduce costs, build revenue and effectively disseminate product information and industry news for all three tiers.

    By expanding our existing infrastructure and capitalizing on relationships developed by our founders and their family over fifty years in the alcohol beverage industry, it is our goal to alter the $113 billion alcohol beverage industry and change the manner in which alcohol beverages are marketed, purchased and sold.

OUR INDUSTRY

    We believe that the market for online sales of alcohol beverages and related products is poised for growth. According to Beverage Dynamics, an industry publication, annual sales of alcohol beverages in the United States totaled approximately $113 billion in 1999.

OUR STRATEGY

    Our goal is to become the leading provider of eCRM, eCommerce and business-to-business solutions for the alcohol and entertainment beverage industry and significantly alter the manner in which alcohol beverages are marketed, purchased and sold. To achieve this goal, we will continue to focus on the following strategies:

    - Leveraging our relationships with producers, wholesalers and retailers developed by our founders and their family over fifty years in the alcohol beverage industry.

    - Strengthening and expanding our relationships with our retail affiliate network through cooperative marketing, custom product development and other programs.

    - Completing the development of our online exchange that unites producers, wholesalers and retailers to generate additional revenue, reduce costs and build loyal customer relationships.

    - Focusing our direct marketing efforts on generating increased traffic, orders and brand recognition through our Liquor.com portal.

    - Expanding the proprietary content on our Liquor.com portal through direct development and partnerships with content providers.

    - Increasing our database of Liquor.com users by offering what we believe to be one of the world's largest selections of wine, champagne, spirits and complementary products and services, ease of use and high levels of customer service.

    - Further developing our growing list of Liquor.com users into an extensive database of consumer demographic, product preference and other information that our partners may use to focus their marketing efforts and obtain feedback that we believe is not available in the current distribution system.

CORPORATE BACKGROUND

    We were incorporated in Illinois under the name Liquor by Wire, Inc. in August 1993. In December 1999, we formed a subsidiary named Liquor.com, Inc., a Delaware corporation. We then merged into this subsidiary, which was the surviving corporation in the merger, to assume our present form. Our executive offices are located at 4205 West Irving Park Road, Chicago, Illinois 60641. Our phone number is (773) 427-8620.

    Our website is located at www.liquor.com. We are not incorporating the information on our website into this prospectus, and we do not intend to make our website a part of this prospectus. This prospectus includes trademarks, trade names and service marks of other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its owner.

THE OFFERING

Units, each consisting of two shares of our common
stock and one redeemable common stock purchase
warrant, offered by us...............................  1,500,000 (3,000,000 shares of common stock)

Terms of redeemable common stock purchase warrants...  Each warrant entitles the holder to acquire one share of our common stock, at an exercise
                                                       price of $13.80 per share, for a four-year
                                                       period beginning twelve months from the date
                                                       of issuance. Beginning eighteen months from
                                                       the completion of this offering, we will be
                                                       able to redeem these warrants at a price equal
                                                       to $.10 per warrant if the average closing
                                                       price of our common stock on the Nasdaq
                                                       National Market is equal to or greater to
                                                       $28.75 per share for any 20 trading days
                                                       within a 30-day period.

Common stock to be outstanding upon completion of
this offering........................................  7,053,558 shares

Redeemable warrants to be outstanding upon completion
of this offering.....................................  1,500,000

Use of proceeds......................................  We intend to use the proceeds of this offering for:
                                                       - repaying indebtedness;
                                                       - marketing and other promotions;
                                                       - technological investments; and
                                                       - working capital and general corporate
                                                       purposes.

Proposed Nasdaq National Market Symbol for common
stock................................................  LIQR

Proposed Nasdaq National Market Symbol for redeemable
warrants.............................................  LIQRW

    Unless stated otherwise, all information in this prospectus assumes:

    - An initial offering price of $23.10 per unit;

    - A 22,500 for 1 stock split which was effectuated on December 22, 1999;

    - conversion of all 422,222 shares of our Series A preferred stock into an aggregate of 422,222 shares of common stock;

    - conversion of eleven convertible notes, which includes one note that has not yet been issued, into an aggregate of 284,090 shares of common stock;

    - issuance of a total of 27,582 shares of common stock which certain of our preferred shareholders have committed to purchase pursuant to the exercise of preemptive rights but which have not yet been issued;

    and excludes:

    - 450,000 shares of common stock and 225,000 redeemable common stock purchase warrants issuable if the underwriter exercises its over-allotment option in full;

    - 1,500,000 shares issuable upon the exercise of the 1,500,000 redeemable common stock purchase warrants offered by this prospectus;

    - 300,000 shares of common stock issuable upon the exercise of the representative's warrants;

    - 150,000 warrants issuable upon exercise of the representative's warrants;

    - 150,000 shares of common stock issuable upon exercise of the 150,000 common stock purchase warrants issuable upon exercise of the representative's warrants;

    - 300,125 shares of common stock issuable upon the exercise of warrants which we have issued or are contractually obligated to issue to consultants or in connection with financings;

    - 14,205 shares of common stock issuable upon exercise of warrants to be issued to certain of our preferred shareholders pursuant to the exercise of preemptive rights, after the date of this prospectus;

    - 1,171,617 shares of common stock issuable upon exercise of currently outstanding options at a weighted average price of $3.52 per share; and

    - 328,383 shares available for issue upon the exercise of options which may be granted under our 2000 stock plan.

                             SUMMARY FINANCIAL DATA

    The following table summarizes the financial data of our business. This information is derived from, and should be read together with, the historical financial data for the years ended December 31, 1997, 1998 and 1999. The data presented below should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elswhere in this prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
STATEMENT OF OPERATIONS:
Revenues.................................................  $1,281,453   $1,818,960   $2,788,187
Cost of revenues.........................................     704,486    1,076,197    1,946,758
                                                           ----------   ----------   ----------
Gross profit.............................................     576,967      742,763      841,429
                                                           ----------   ----------   ----------
Marketing expenses.......................................     312,814      339,973      425,236
General and administrative expenses......................     310,804      360,174      592,613
(Loss) income from operations............................     (46,651)      42,616     (176,420)
Net (loss) income........................................     (54,121)      35,563     (195,200)
                                                           ==========   ==========   ==========
SHARE DATA:
Net (loss) income per share: basic and diluted...........  $     (.02)  $      .01   $     (.06)
                                                           ==========   ==========   ==========
Shares used in computing basic and diluted net (loss)
  income per share.......................................   3,026,956    3,026,956    3,033,216
                                                           ==========   ==========   ==========
BALANCE SHEET DATA:
Cash.....................................................  $  129,324   $  461,924   $  340,786
Working capital (deficit)................................     (95,306)    (102,729)    (218,565)
Total assets.............................................     231,117      603,377    1,212,310
                                                           ==========   ==========   ==========
Total noncurrent liabilities.............................      31,975       31,975      218,487
                                                           ----------   ----------   ----------
Total stockholders' (deficit) equity.....................    (127,279)     (91,716)    (136,916)
                                                           ----------   ----------   ----------

                                  RISK FACTORS

    AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THE RISKS WE FACE BEFORE INVESTING IN OUR SECURITIES.

WE HAVE A LIMITED OPERATING HISTORY AS A CUSTOMER RELATIONSHIP MANAGEMENT AND BUSINESS-TO-BUSINESS EXCHANGE COMPANY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

    We were incorporated in 1993, but we have recently dramatically changed the focus of our business. Accordingly, we have only a limited operating history in our current line of business as an eCRM, eCommerce and business-to-business solutions company upon which prospective investors may judge our performance and prospects. We are subject to all of the risks associated with a new enterprise, including lack of financial and human resources. As of December 31, 1999 we had a working capital deficit of $218,565. We base our need for working capital and additional employees on operating plans, expected traffic and purchases made through website. Our revenues and operating results are difficult to forecast because both generally depend on the volume and timing of orders. We may not be able to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also not have enough working capital to pay for the advertising or other marketing support needed to generate revenues that we project.

WE HAVE NOT CONSISTENTLY EARNED PROFITS AND ANTICIPATE FUTURE LOSSES.

    We have not consistently made profits, either on a quarterly or annual basis. In 1997 we lost $54,121. We had a profit of $35,563 in 1998, and in 1999 we lost $195,200. From our inception in August 1993 through December 31, 1999, we lost a total of approximately $306,000. We plan to make significant expenditures on marketing and other items during the twelve months following completion of this offering. We plan to aggressively spend money to upgrade our technology and to advertise our website to increase the awareness of our brand and to ensure that we can accommodate increased website traffic and customer orders as we grow. These expenditures may not increase revenues, and may therefore prevent us from achieving profitability.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP OUR BUSINESS-TO-BUSINESS ONLINE EXCHANGE AND GENERATE ADDITIONAL REVENUE BY EXPANDING OUR PARTNERSHIPS WITH PRODUCERS, WHOLESALERS AND RETAILERS.

    A significant portion of our business plan involves generating revenue by providing business to business services. An important part of our strategy is the development of an online exchange which links producers, wholesalers and retailers in the alcohol beverage industry. In addition, we plan to expand our business by providing a wide variety of marketing and promotional services to producers, wholesalers and retailers, including offline promotions. Our revenues depend significantly on our ability to successfully implement this network and to expand our services. We do not have experience operating an online exchange, and have not provided marketing and promotional services on a broad scale. If we cannot develop this exchange or successfully provide these additional services, or if a significant number of producers, wholesalers and retailers do not use our exchange or promotional services, we will not be able to achieve our revenue goals.

WE DEPEND ON RETAIL LIQUOR STORES AND THIRD-PARTY CARRIERS TO FILL CUSTOMER ORDERS AND MAKE DELIVERIES. PROBLEMS WITH THESE PARTIES COULD IMPAIR OUR OPERATING RESULTS AND DAMAGE OUR REPUTATION.

    We depend on third-party retail affiliates and other vendors to sell and deliver the products ordered through our website. We may not be able to ensure that these retailers fill the orders placed on our website accurately or deliver the products promptly. While we have agreements with many of our affiliated retailers in the United States, these agreements can be terminated at any time by either party. We have agreements with only a small number of the retailers in foreign countries with whom we have affiliations. If any of our existing arrangements were terminated, our business could be disrupted and we could incur significant costs. Our distribution network depends on third-party carriers. We are, therefore, subject to the risk that labor shortages, strikes, inclement weather or other factors may limit the ability of these carriers to meet our shipping needs. The failure to deliver products to our customers in a timely manner would damage our brand and adversely affect the demand for our products and services. If the shippers who currently deliver orders to our customers are unable or unwilling to make these deliveries, we would need to arrange for alternative carriers. An alternative carrier might charge more for delivery, or we might not be able to locate an alternative carrier at all. Changing carriers would likely disrupt our business. We do not know if we would be able to secure additional vendors and shippers on commercially reasonable terms.

CONSUMERS MAY NOT REGULARLY PURCHASE ALCOHOL BEVERAGES AND OTHER PRODUCTS WE OFFER OVER THE INTERNET OR TELEPHONE.

    There are many channels other than the Internet and telephone through which consumers are able to purchase alcohol beverages and related products, including retail stores, catalogs, supermarkets and other mass merchants. Our business and results of operations would be adversely affected if consumers purchase these products over the Internet or by phone only on a limited basis or choose to make future purchases through more traditional channels.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE RESULTS.

    Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. We believe the seasonal nature of gift giving will cause our revenues to fluctuate because that portion of our revenues which is derived from online revenues depends to a significant extent on gift giving. Our revenues and operating results tend to be lower for the quarter that ends on September 30 because none of the holidays which produce a significant volume of our orders such as Valentine's Day, Mother's Day, Father's Day and Christmas fall within that quarter.

    Other factors that may affect our quarterly operating results include:

    - spending patterns of online shoppers;

    - seasonal trends in Internet usage and advertising placements;

    - the level of traffic on our website;

    - the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

    - technical difficulties or system downtime; and

    - general economic conditions and economic conditions specific to the Internet, such as electronic commerce and online media.

    In addition, in response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions that could cause significant declines in our quarterly or annual operating results.

    As a result of fluctuations in our revenue, comparison of our results of operations from one quarter to the immediately preceding quarter are of limited relevance in evaluating our historic financial performance or predicting our future performance.

WE MAY BE HELD LIABLE IF ORDERS PLACED ON OUR WEBSITE LEAD TO SALES TO MINORS.

    The laws of each state in the United States require individuals to be at least twenty-one years of age to purchase or consume alcohol beverages. We have put procedures in place which are intended to prevent us from inadvertently accepting orders from minors. However, we may inadvertently facilitate the sale of alcohol beverages to a minor, and thus become subject to actions by governmental bodies seeking fines or orders preventing us from doing business in a particular state, or lawsuits by private parties seeking compensatory and punitive damages.

STATES MAY REQUIRE US TO OBTAIN A LIQUOR LICENSE OR ALLOW ONLY NON-ALCOHOL PRODUCTS TO BE DELIVERED WITHIN THE STATE, WHICH WOULD INCREASE OUR EXPENSES AND LIMIT OUR PRODUCT OFFERINGS AND OUR REVENUE GROWTH.

    We believe we can lawfully receive orders for the full range of products listed in our catalogs and website in thirty-nine states without the need to obtain a liquor license. In two of these states, we are allowed to receive orders for wine and champagne only. In addition, any or all of these states could change their laws to prohibit us from providing our services without a liquor license, or change the interpretation of their existing laws in a way which would require us to obtain a license to provide our services to residents of these states. If either of these changes occurred, it could greatly increase our costs of doing business, or prevent us from accepting orders for shipment to residents in the affected states. In either case, our results of operations would significantly suffer.

    In eleven states we are only permitted to accept orders for non-alcohol products. If other states imposed similar limitations on us, this could greatly reduce our product offerings and revenue. In addition, we are currently appealing a decision by the State of Illinois Department of Revenue that we are subject to its retailers' occupation tax. If other states held us liable for the payment of similar taxes, this would impair our ability to achieve profits.

OUR MANAGEMENT HAS BROAD DISCRETION IN USING THE NET PROCEEDS OF THIS OFFERING AND YOU MAY HAVE NO OPPORTUNITY TO APPROVE THE USE OF PROCEEDS OF THIS OFFERING.

    We intend to use approximately 32.9% of the net proceeds from this offering for working capital and general corporate purposes. Our management will have broad discretion over how we use these proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding how to use the proceeds from this offering, and we may spend these proceeds in ways with which you disagree.

OUR SUCCESS DEPENDS UPON OUR MARKETING EFFORTS AND INCREASING OUR BRAND RECOGNITION.

    We believe that broad recognition and favorable consumer and industry perception of the Liquor.com brand is essential to our future success. Successful positioning of the Liquor.com brand will depend largely on the success of our advertising, marketing and promotional efforts. We currently only have three full-time marketing employees, and the success of our marketing plan will depend to a large extent on our ability to attract and retain talented employees to work in our marketing department. We have not yet engaged in a broad-based marketing program, and we cannot assure you that our planned advertising will be effective. If our brand development strategy is unsuccessful, these expenses may never be recovered and we may not increase traffic to our website or our catalog revenues and our revenues will not grow as expected.

WE FACE SIGNIFICANT COMPETITION THAT MAY ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND SERVICES.

    Our market is highly competitive with few barriers to entry. We do not have exclusive agreements with the retailers who sell the products ordered on our website or through or catalog, so our competitors are free to enter into similar agreements with these retailers. We compete directly with other companies maintaining websites or publishing catalogs through which consumers can purchase alcohol beverages and related items. We also compete with traditional "bricks and mortar" liquor stores as well as with businesses which offer non-alcohol gift items, such as flowers or candy, through catalogs or on websites. Some of our principal competitors are 800 Spirits, Inc., Drinks.com, Wine.com, Inc., Internet Wines & Spirits, Geerlings & Wade, Inc., and Ambrosia. Many of our existing or potential competitors have greater technical expertise, brand recognition or Internet commerce experience. In addition, many of our existing or potential competitors may be able to devote far greater resources than us to marketing campaigns, attracting traffic to their website and developing their technology.

    In addition to competing with online and traditional retailers for customer orders, we also compete with other websites and traditional media for advertising dollars. The competition for advertisers could result in significant price competition. The number of companies selling Web-based advertising and the available inventory of advertising space has increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements.

    Many of the companies that we compete with for advertising monies have greater name recognition and more established relationships with advertisers and advertising agencies than us. These companies may be able to obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory.

OUR SUCCESS AND THE DEMAND FOR OUR SERVICES AND PRODUCTS DEPENDS ON THE CONTINUED GROWTH OF ONLINE COMMERCE.

    A material portion of our future revenue depends on the continuing development of online commerce. The Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including inadequate development of enabling technologies and the lack of performance improvements. As the number and frequency of Internet users increase, users will require more bandwidth, although the infrastructure for the Internet may not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in developing or adopting new standards required to handle increased levels of Internet activity. Changes in, or insufficient availability of, telecommunications services to support the Internet could result in slower response times and adversely affect usage of the Internet, including our website. These problems would harm our brand and cause a decrease in the demand for our services and products.

OUR FUTURE REVENUE GROWTH IS DEPENDENT UPON THE INTERNET BEING ACCEPTED AS A VIABLE ADVERTISING MEDIUM.

    A significant portion of our future revenue depends upon the acceptance of the Internet as a viable advertising medium. The market for Internet advertising has only recently begun to develop, is rapidly evolving and is characterized by intense competition. As is typical in the case of a new and rapidly evolving industry, the level of demand and market acceptance for recently introduced products and services is extremely uncertain. Our ability to generate advertising revenue will depend on, among other factors, the following:

    - pricing of advertising on other websites or other outlets such as newspaper, radio and television;

    - the amount of traffic on our website;

    - our ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers; and

    - the development and expansion of our advertising sales force.

    Acceptance of the Internet among advertisers and advertising agencies will depend on the level of use of the Internet by consumers and upon growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business and financial condition will be adversely affected.

THE DEMAND FOR OUR SERVICES AND PRODUCTS DEPENDS UPON A STRONG ECONOMY.

    We believe that consumer spending on alcohol beverages is influenced by general economic conditions and the level of discretionary income. Accordingly, we may experience sustained periods of declines in revenues during periods of economic downturn.

OUR BUSINESS COULD BE HARMED IF WE ARE UNABLE TO ACHIEVE AND MAINTAIN A SIGNIFICANT ADVERTISING PRESENCE ON HIGH-TRAFFIC WEBSITES.

    In order to increase our revenues, we need to increase the number of visits to our website, which will require us to establish and maintain an advertising presence on high-traffic websites, including third party portals and content sites. We have limited relationships with these websites and do not know if we will be able to develop these relationships on favorable terms or at all. We may have to pay significant fees to establish or maintain a presence on these websites. Websites that we may approach may also provide advertising services to our competitors. As a result, these sites may be reluctant to enter into or maintain relationships with us. The demand for our services and products could be harmed if we do not develop and secure sufficient online advertising or secure a sufficient presence on commercially reasonable terms or if these activities do not effectively attract users to our website and lead to a substantial number of orders.

OUR FUTURE SUCCESS DEPENDS, IN PART, ON THE CONTINUED SERVICE OF NUMEROUS INDIVIDUALS AND OUR ABILITY TO INTEGRATE BARRY GRIEFF, OUR NEW CHIEF EXECUTIVE OFFICER AND SCOTT CLARK, OUR NEW CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL, INTO OUR MANAGEMENT TEAM.

    Mr. Olsher, our Chief Operating Officer, Ms. Zelitzky, our Chairman,
Mr. Reiner, our Chief Technology Officer, Mr. McDermott, our Senior Vice President, Business Development and Jamie Cutburth, our Vice President of Online Marketing, were until recently the only senior managers we employed. We have recently hired several senior managers, including Barry Grieff, our Chief Executive Officer and Scott Clark, our General Counsel and Chief Financial Officer. Our success will depend to a significant degree on the ability of Mr. Grieff and Mr. Clark to work effectively with Mr. Olsher, Ms. Zelitzky,
Mr. Reiner, Mr. McDermott and Mr. Cutburth. We have "key man" life insurance policies only on Mr. Grieff, Ms. Zelitzky and Mr. Olsher.

    Our future success also depends on our ability to attract, retain and motivate highly-skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future in the event that we lose any of our key personnel.

OUR OPERATIONS, INCLUDING THE OPERATION OF OUR WEBSITE, DEPEND ON THIRD PARTY SERVICE PROVIDERS.

    We rely on outside parties to provide many services, including just a single company for all of the services relating to the technology used to operate our website. We do not have a contract with this company. Similarly, we rely on outside companies to provide telephone service to our call center. If these companies were unable or unwilling to provide these services, we do not know if other companies would provide these services on terms as favorable as the current providers. In addition, if one of these companies terminated its services, or experienced a system failure, this could cause a significant disruption in service on our website, which could cause damage to our reputation, and decrease the demand for our products and services.

DIFFICULTIES IN INCREASING OUR CAPACITY OR ENHANCING OUR WEBSITE, OR COMPUTER SYSTEM FAILURES, COULD DAMAGE OUR BRAND AND THE DEMAND FOR OUR PRODUCTS AND SERVICES.

    To generate more traffic on our website, which is a key element of our strategy, we need to introduce additional or enhanced features to our website and ensure that the site can accommodate increased numbers of visitors and orders. If the number of orders handled by our website exceeds available capacity, we may not be able to add additional hardware and software in time to process the increased orders. If we cannot upgrade our existing technology or network infrastructure to accommodate increased traffic or to introduce new services and features, this could cause customer dissatisfaction and damage our brand. In addition, if we introduce a feature or service which is not favorably received, our current users may not use our website as frequently and we may not be able to attract new users.

    The performance, reliability and availability of our website and the technology used to manage our Internet orders is critical to our reputation and ability to attract and retain consumers and advertisers. Sudden and significant increases in traffic on the websites of online businesses can strain the capacity of the software, hardware and telecommunications systems used by these businesses, leading to slower response times or system failures. Similarly, an increase in the volume of calls to our call center could lead to long waits for callers. Any system error or failure that interrupts the operation of our website or increases response time could cause us to lose customers or advertisers. In addition, if these failures or errors were sustained or repeated, it could reduce the attractiveness of our website, reduce our revenue and damage our brand.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND COULD BE SUBJECT TO CLAIMS THAT WE HAVE INFRINGED ON THE INTELLECTUAL PROPERTY OF OTHERS.

    The Liquor.com Internet domain name is our brand on the Internet. The acquisition and maintenance of Internet domain names is generally regulated by governmental agencies and their designees and we expect the requirements for registering Internet domain names to be changed. In addition, the relationship between regulations governing Internet domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring Internet domain names that are similar to, infringe upon or otherwise decrease the value of our Internet domain name, the trademarks and other intellectual property rights used by us. Moreover, we have not yet applied for trademark protection for proprietary content we intend to introduce on our website, and cannot be sure such protection is available. If this protection is not available, this will impair our ability to protect our content.

    We could be subject to claims by others that we infringe upon their intellectual property rights. Any litigation regarding our proprietary rights could be costly and divert management's attention, result in the loss of certain of our proprietary rights or the payment of substantial monetary damages, require us to seek licenses from third parties or prevent us from selling our services.

ONLINE SECURITY BREACHES COULD DAMAGE OUR BRAND AND DECREASE THE DEMAND FOR OUR PRODUCTS AND SERVICES.

    To place orders on our website, consumers must submit credit card information to us. This information and other confidential information may be misappropriated when transmitted over the Internet. We may be liable to our customers if a third party is able to penetrate our network security and misappropriate our customers' personal information. We may be held liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. These claims could result in litigation and financial liability. Security breaches would likely damage our reputation and decrease the demand for our products and services.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET AND ONLINE COMMERCE COULD HARM OUR BUSINESS OPERATIONS.

    Online commerce is new and rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. Currently, there are few laws or regulations directly applicable to the Internet or online commerce on the Internet, and the laws governing the Internet that exist remain largely unsettled. Due to the increasing popularity of the Internet, it is possible that laws and regulations will be passed covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. In addition, it is not clear how existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy will be applied to the Internet. The growth and development of online commerce may lead to requests for more stringent consumer protection laws, both in the U.S. and abroad. We are also subject to regulation laws affecting direct marketers and advertisers. The adoption or modification of laws or regulations applicable to the Internet could reduce the demand for our services and products or increase our cost of doing business.

    Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, several telephone carriers have asked that the FCC regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could reduce the demand for our services and products.

WE MAY INCUR LIABILITY FOR INFORMATION DISPLAYED ON AND COMMUNICATED THROUGH OUR WEBSITE OR INFORMATION THAT CAN BE ACCESSED THROUGH OUR WEBSITE.

    We provide links to websites operated by other businesses and thus may be subject to claims for defamation, negligence, copyright or trademark infringement relating to the information we publish on our website and those websites that may be accessed through our website. Based on links we provide to other websites, we could also be subject to claims based upon online content we do not control that is nevertheless accessible from our website.

CONCERNS RELATED TO COLLECTION AND SALE OF PERSONAL INFORMATION ABOUT OUR USERS AND OTHER PRIVACY CONCERNS COULD ADVERSELY AFFECT OUR BUSINESS.

    We intend to collect demographic information from visitors to our website and to sell this information to producers of alcohol beverages. Governmental authorities have proposed regulations to govern this practice. These regulations may include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users to collect and use the information and provide users with the ability to access, correct or delete personal information which we store. These regulations may also provide for the payment of damages to users of websites. In addition, our website does not currently place "cookies" on a user's hard drive, but it may do so in the future. If our website does place cookies on a user's hard drive, this may be done often without the user's knowledge or consent. Cookies are data retrieval devices designed to collect personal identifying information from individuals who visit our website. The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites, with particular emphasis on access by minors. In addition, the Federal Trade Commission is investigating the data collection practices of an online marketing company. We may become subject to an investigation, or the Federal Trade Commission's regulatory and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could adversely affect our marketing efforts.

CHANGING TECHNOLOGY MAY FORCE US TO INVEST SIGNIFICANT FUNDS ON TECHNOLOGY.

    The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer preferences. Our future success will depend, in part, on our ability to adapt to changing technologies and to address our customers' changing preferences. We may, however, experience difficulties that delay or prevent our being able to do so. In addition, we may be required to spend significant funds on technology, and failure to make these expenditures could hurt the performance of our website and damage our brand and the demand for our services and products.

CERTAIN STOCKHOLDERS WILL CONTROL 36% OF OUR COMMON STOCK AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM YOURS AND AS A RESULT, YOU MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

    Upon completion of this offering, Ms. Zelitzky, our Chairman, and Mr. Olsher, our Chief Operating Officer, will continue to own in excess of 36% of our outstanding voting power. As a result, these two individuals will be able to exercise control over our business, policies and affairs and exert substantial influence over the election of our directors, and the approval or disapproval of actions requiring shareholder approval. This concentration of stock ownership could have the effect of delaying or preventing, and may discourage attempts to bring about, a change in control of us or the removal of existing management.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

    Our certificate of incorporation and bylaws contain provisions that may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions include a requirement that the number of directors not be more than seven.

    Our board of directors has the authority to authorize the issuance of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company, and may adversely affect the voting and other rights of the holders of our capital stock.

THE REDEEMABLE NATURE OF OUR WARRANTS MAY AFFECT YOUR INVESTMENT DECISION AS TO IF AND WHEN TO EXERCISE THEM.

    We may redeem the 1,500,000 redeemable common stock purchase warrants that we are offering if our stock price exceeds $28.75 per share. If we decide to redeem the warrants, holders will lose their rights to purchase the underlying shares of common stock unless the warrant is exercised before we redeem. Holders may be forced to exercise the warrants prior to the time the investor would otherwise desire to do so.

YOU CANNOT SELL THE SHARES UNDERLYING THE REDEEMABLE COMMON STOCK PURCHASE WARRANTS IF WE DO NOT HAVE AN EFFECTIVE REGISTRATION STATEMENT.

    The redeemable common stock purchase warrants included in the units offered by this prospectus are not exercisable unless, at the time of exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and the shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants. Although we have agreed to use our best efforts to keep a registration statement covering the shares of common stock issuable upon the exercise of the warrants effective for the term of the warrants, if we fail to do so for any reason, the value of the warrants may decline.

    The common stock and warrants included in the units offered by this prospectus will be detachable and separately transferable immediately following completion of this offering. Purchasers may buy warrants in the aftermarket or may move to jurisdictions in which the shares underlying the warrants are not so registered or qualified during the period that the warrants are exercisable. In that event, we would be unable to issue shares to those holders desiring to exercise their warrants, and these holders would have no choice but to attempt to sell the warrants in a jurisdiction where a sale is permissible or allow the warrants to expire unexercised.

THERE HAS BEEN NO PRIOR MARKET FOR OUR SECURITIES, AND A PUBLIC MARKET MAY NOT DEVELOP OR BE SUSTAINED.

    Prior to this offering, you could not buy or sell any of our securities publicly. An active public market for any of our securities may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which our common stock or warrants will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance.

A SUBSTANTIAL NUMBER OF OUR SHARES WILL BE AVAILABLE FOR SALE IN THE PUBLIC MARKET AFTER THE OFFERING AND SALES OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock into the public market after this offering, or the perception that those sales could occur, could cause our stock price to decline or impair our ability to raise capital through an offering of equity securities. After the offering, we will have outstanding 7,053,558 shares of common stock (7,503,558 shares if the underwriters' option to purchase additional shares is exercised in full). Of these shares, the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus concerning, among other things:

    - our ability to maintain and expand current distribution, fulfillment and other partnering relationships and to enter into new relationships;

    - our ability to attract advertisers and increase advertising revenue; and

    - our ability to broaden our existing product lines or expand into new product categories;

    You should not rely too extensively on the forward-looking statements contained in this prospectus, because these statements reflect only our management's view as of the date of this prospectus. In addition, these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ from those anticipated in these forward-looking statements, even if new information becomes available in the future.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the 1,500,000 units offered by this prospectus will be approximately $30,531,750 based on an assumed initial public offering price of $23.10 per unit. If the representative exercises its over-allotment option in full, we estimate that the net proceeds will be approximately $35,183,513. Both of these figures are after deducting estimated underwriting discounts and commissions and estimated offering expenses of $480,000 payable by us. We expect to use the net proceeds of this offering as follows:

                                                                                         PERCENTAGE
USE                                                                  AMOUNT               OF TOTAL
---                                                           ---------------------   ----------------
Repay of indebtedness.......................................  $             500,000                1.6%
Marketing and public relations..............................  $          10,000,000               32.8%
Technology..................................................  $          10,000,000               32.8%
Working capital and general corporate purposes..............  $          10,031,750               32.9%
                                                              ---------------------   ----------------
  Total.....................................................  $          30,531,750              100.0%
                                                              =====================   ================

    - We intend to use approximately $500,000 of the net proceeds of this offering to repay a note in the principal amount of $500,000 which was issued in a private placement in January, 2000, which is due and payable upon the closing of this offering. This note does not bear interest.

    - We intend to use approximately $10,000,000 of the proceeds of this offering for marketing. We plan to advertise in traditional media, such as print publications, radio and television, and also on online advertising. We also intend to engage in other promotional activities, including events at nightclubs and other venues. The purpose of our marketing expenditures will be to increase brand recognition, revenue and website traffic.

    - We intend to use approximately $10,000,000 of the proceeds of this offering for expenditures relating to the development of technology allowing us to communicate more effectively with our retailers and the establishment of an online network linking producers, wholesalers and retailers.

    The remaining proceeds will be used for working capital and general corporate purposes. These purposes include paying salaries and general administrative expenses. Our management will have broad discretion concerning the allocation and use of a significant portion of the net proceeds of this offering. Pending the use of the net proceeds of this offering, we intend to invest these proceeds in short-term, investment grade, interest bearing securities. In the event the representative of the underwriters exercises the over-allotment option we intend to utilize such additional proceeds for working capital and general corporate purposes.

    The above represents our management's best estimate of the allocation of the net proceeds, based upon the current state of our business operations, our current plans for expansion and the current economic and industry conditions. We reserve the right to reallocate the net proceeds among the categories stated above. The amount or timing of our actual expenditures will depend on numerous factors, including our profitability, the availability of alternative financing, our business development activities and competition.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to operate and expand our business and do not expect to pay cash dividends in the foreseeable future.

    We may not declare or pay any dividends on our common stock without the approval of either holders of two-thirds of our Series A preferred stock or a representative of the holders of our Series A preferred stock with written authority to give this approval.

                                 CAPITALIZATION

    The following table indicates our capitalization at December 31, 1999:

    - on an actual basis;

    - on a pro forma basis to give effect to the issuance of a $500,000 promissory note, 422,222 shares of Series A preferred stock, 248,236 shares of common stock, eleven convertible notes in the aggregate principal amount of $1,000,000, 21,428 shares of common stock to Corporate Capital Strategies, Inc. pursuant to a termination agreement and 27,582 additional shares of common stock pursuant to the exercise of preemptive rights;

    - on a pro forma as adjusted basis to reflect, upon completion of the offering: (a) the repayment of a $500,000 promissory note, (b) the conversion of all 422,222 shares of our Series A preferred stock into an aggregate of 422,222 shares of our common stock, (c) the conversion of eleven convertible notes issued by us into an aggregate of 284,090 shares of common stock, and (d) the receipt of net proceeds from the sale by us of the 1,500,000 units at an assumed initial public offering price of $23.10 per unit, representing the mid point of the filing range, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

    This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                   DECEMBER 31, 1999
                                                        ---------------------------------------
                                                                                     PRO FORMA
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
SHORT TERM DEBT:
  Short-term liabilities..............................  $ 1,130,739   $ 2,600,739   $ 1,130,739
LONG-TERM DEBT:.......................................  $   218,487   $   218,487   $   218,487
STOCKHOLDERS EQUITY (DEFICIT):
  Preferred stock, $0.00001 par value per share,
    10,000,000 shares authorized, 0 shares issued and
    outstanding actual, 422,222 shares outstanding pro
    forma, 0 shares outstanding pro forma, as
    adjusted..........................................  $        --   $         4   $        --
  Common Stock, $0.00001 par value, 50,000,000 shares
    authorized, 3,050,000 shares issued and
    outstanding actual, 3,347,246 shares issued and
    outstanding pro forma, 7,053,558 shares issued and
    outstanding pro forma, as adjusted................           31            33            71
  Warrants............................................            0             0       150,000
  Additional paid-in capital..........................      169,169     1,191,564    33,043,280
  Accumulated deficit.................................     (306,116)     (306,116)     (306,116)
                                                        -----------   -----------   -----------
    Total stockholders' equity (deficit)..............  $  (136,916)  $   885,485   $32,887,235
                                                        -----------   -----------   -----------
    Total capitalization..............................  $ 1,212,310   $ 3,704,711   $34,236,461
                                                        ===========   ===========   ===========

    The preceding table excludes:

    - 450,000 shares of common stock and 225,000 redeemable common stock purchase warrants issuable upon exercise of the underwriter's over-allotment option;

    - 1,500,000 shares issuable upon the exercise of the 1,500,000 redeemable common stock purchase warrants offered by this prospectus;

    - 300,000 shares issuable upon the exercise of the representative's warrants;

    - 150,000 shares issuable upon exercise of the 150,000 common stock purchase warrants included in the representative's warrants;

    - 300,125 shares of common stock issuable upon the exercise of warrants which we have issued or are contractually obligated to issue to consultants or in connection with financings;

    - 14,205 shares issuable upon exercise of warrants to be issued to certain of our preferred shareholders pursuant to the exercise of preemptive rights after date of this prospectus;

    - 1,171,617 shares of common stock issuable upon the exercise of currently outstanding options at a weighted average price of $3.52 per share; and

    - 328,383 shares available for issuance upon the exercise of options which may be granted under our stock plan.

                                    DILUTION

    Our pro forma net tangible book value at December 31, 1999, after giving effect to (a) the issuance of 422,222 shares of Series A convertible preferred stock, (b) the issuance of 248,236 shares of common stock, and (c) the anticipated issuance of 27,582 shares of our common stock pursuant to the exercise of preemptive rights, and (d) the issuance of 21,428 shares of common stock pursuant to termination of a consulting agreement, was approximately $885,485, or $.26 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding convertible preferred stock.

    After giving effect to the sale of 1,500,000 units offered hereby, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at December 31, 1999, would have been $32,887,235, or $4.66 per share. This represents an immediate increase in net tangible book value of $4.40 per share, or 1,692%, to existing stockholders and an immediate dilution of $6.84 per share, or 59%, to new investors. The following table illustrates this dilution:

Assumed initial public offering price per share.............  $11.50
Pro forma net tangible book value (deficit) per share at
  December 31, 1999.........................................  $  .26
Increase in net tangible book value per share attributable
  to new investors..........................................  $ 4.40
Pro forma net tangible book value per share as adjusted for
  the offering..............................................  $ 4.66
Dilution per share to new investors.........................  $ 6.84

    If the over-allotment option is exercised in full, the pro forma net tangible book value of common stock after the offering would have been $37,538,998, or $5.00 per share. This represents an immediate increase in net tangible book value per share to existing stockholders of $4.74, or 1,823% and an immediate dilution of $6.50 per share, or 56%, to new investors.

    The following table summarizes as of December 31, 1999, on a pro forma as adjusted basis, the total number of shares of common stock and consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing the 1,500,000 units offered by this prospectus at an assumed initial public offering price of $23.10 per unit and before deducting the estimated underwriting discounts and commissions and estimated offering expenses. The following table does not include purchase of or any exercise of the redeemable warrants offered by this prospectus.

                                              SHARES PURCHASED      TOTAL CONSIDERATION
                                            --------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                            ---------   --------   -----------   --------   -------------
Existing stockholders.....................  4,053,558      57%     $ 2,661,601       7%        $  .66
New investors.............................  3,000,000      43%     $34,500,000      93%        $11.50
                                            ---------     ---      -----------     ---         ------
  Totals..................................  7,053,558     100%     $37,161,601     100%
                                            =========     ===      ===========     ===

                            SELECTED FINANCIAL DATA

    You should read the following selected financial data in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended
December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 is derived from our unaudited financial statements. The historical results are not necessarily indicative or results to be expected for future periods.

                                                                  YEAR ENDED DECEMBER 31
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
STATEMENT OF OPERATIONS:
  Revenues...............................................  $1,281,453   $1,818,960   $2,788,187
  Cost of revenues.......................................     704,486    1,076,197    1,946,758
                                                           ----------   ----------   ----------
  Gross profit...........................................     576,967      742,763      841,429
                                                           ----------   ----------   ----------
OPERATING EXPENSES:
  Marketing..............................................     312,814      339,973      425,236
  General and administrative.............................     310,804      360,174      592,613
    Total operating expenses.............................     623,618      700,147    1,017,849
                                                           ----------   ----------   ----------
  (Loss) income from operations..........................     (46,651)      42,616     (176,420)
OTHER INCOME (EXPENSE)
  Interest expense.......................................      (7,470)      (7,053)     (18,780)
                                                           ----------   ----------   ----------
  Net (loss) income......................................  $  (54,121)  $   35,563   $ (195,200)
                                                           ==========   ==========   ==========
  Net (loss) income per share: basic and diluted.........  $     (.02)  $      .01   $     (.06)
                                                           ==========   ==========   ==========
  Shares used in computing basic and diluted net (loss)
    income per share.....................................   3,026,956    3,026,956    3,033,216
                                                           ==========   ==========   ==========
BALANCE SHEET DATA:
  Cash...................................................  $  129,324   $  461,924   $  340,786
  Working capital (deficiency)...........................  $  (95,306)  $ (102,729)  $ (218,565)
    Total assets.........................................  $  231,117   $  603,377   $1,212,310
                                                           ==========   ==========   ==========
    Total liabilities....................................  $  358,396   $  695,093   $1,349,226
    Total stockholder's (deficit) equity.................  $ (127,279)  $  (91,716)  $ (136,916)
                                                           ----------   ----------   ----------

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH OUR FINANCIAL STATEMENTS, AND THE NOTES WHICH ACCOMPANY THE FINANCIAL STATEMENTS, APPEARING BELOW.

OVERVIEW

    We were incorporated as Liquor by Wire, Inc. in 1993. We first accepted online orders through the website liquorbywire.com., and in our first five years a small percentage of our revenues came from online orders. In October 1998, we acquired the domain name Liquor.com, and in April 1999 we launched Liquor.com as a separate website. We combined the Liquorbywire.com and Liquor.com websites and relaunched our website under the domain name Liquor.com in November 1999. In December 1999, we formed a subsidiary, Liquor.Com, Inc., a Delaware corporation, and conducted a merger under which this subsidiary was the surviving corporation.

    As we seek to expand our business, we believe that our operating expenses will significantly increase as a result of increased advertising, marketing and promotional activities and other expenditures designed to increase the value of our brand. We anticipate continuing to incur losses and generate negative cash flow from operations for the foreseeable future.

    In light of the rapidly changing nature of our business, our limited operating history in our current form and the seasonality of our business, we believe that comparisons of our operating results for any period with those of the preceding period are not particularly meaningful and should not be relied upon as an indication of future performance. Our revenues and operating results may vary from quarter to quarter due to a number of factors, some of which are beyond our control, and detailed in the "Risk Factors" section of this prospectus. This fluctuation is primarily due to increased revenues and advertising expenditures during holiday seasons, particularly the quarter ending December 31.

REVENUE

    Sales of alcohol beverages to visitors who view our website are made by local retailers with whom we have relationships, not directly by us. As a result, we do not incur the costs associated with a large distribution network or with maintaining inventory. We treat the entire purchase price of orders placed through us as revenue because we assume the risk associated with all sales made through our catalogs or website, by agreeing to refund a customer's purchase price in the event a delivery is not made or the customer is dissatisfied. For the years ended December 31, 1998 and 1999, total refunds as a percentage of our total revenues were .87% and 3.75%, respectively.

    Our largest source of revenue is from the facilitation of sales orders for alcohol beverages and related products placed on our catalogs and website. Our revenues from these orders was $2,435,118 in 1999. A smaller percentage of our revenue is derived from the sale of advertising space. Our revenues from the sale of advertising space were $353,069 in 1999.

EXPENSES

    Our expenses are divided into four general categories: cost of revenues, marketing, general and administrative, and interest expense.

    COST OF REVENUES. Our cost of revenues consists of the portion of the purchase price of products ordered through us which we pay to our affiliated retailers, direct costs associated with advertising revenues and shipping and handling costs paid by us in connection with fulfilling customer orders. We expect our cost of revenues to increase if we successfully generate more product orders.

    MARKETING EXPENSES. Marketing expenses consist primarily of advertising costs, commission payments to affiliated websites, purchases of customer lists, the costs of printing and mailing our catalogs and direct mailing expenses. We expect that these expenses will increase significantly in future periods. We anticipate that our marketing expenses will increase substantially as we increase our advertising and other promotional expenditures with a view to further developing our brand name.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel costs, facilities expenses, professional fees and other general corporate expenses. We expect our general and administrative expenses to grow as we hire additional personnel and incur expenses related to the growth of our business and our operation as a public company.

    INTEREST EXPENSE. Interest expense consists of interest on our bank debt and other borrowings.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, our selected statements of operations data.

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
REVENUE AND COST OF REVENUES:
  Revenues...............................................  $1,281,453   $1,818,960   $2,788,187
  Cost of revenues.......................................     704,486    1,076,197    1,946,758
                                                           ----------   ----------   ----------
  Gross profit...........................................     576,967      742,763      841,429
OPERATING EXPENSES:
  Marketing..............................................     312,814      339,973      425,236
  General and administrative.............................     310,804      360,174      592,613
                                                           ----------   ----------   ----------
    Total operating expenses.............................     623,618      700,147    1,017,849
                                                           ----------   ----------   ----------
  (Loss) income from operations..........................     (46,651)      42,616     (176,420)
OTHER EXPENSE:
  Interest expense.......................................      (7,470)      (7,053)     (18,780)
                                                           ----------   ----------   ----------
Net (loss) income........................................  $  (54,121)  $   35,563   $ (195,200)
                                                           ==========   ==========   ==========
Net (loss) income per share: basic and diluted...........  $     (.02)  $      .01   $     (.06)
                                                           ==========   ==========   ==========

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Our revenues increased approximately $969,000, or 53.3%, to approximately $2,788,000 in 1999 from approximately $1,819,000 million in 1998. This increase was primarily the result of increased order volume.

    COST OF REVENUES. Our cost of revenues increased approximately $871,000, or 80.9%, to approximately $1,947,000 million in 1999 from approximately $1,076,000 in 1998. This increase was primarily the result of the increased order volume described above as well as increases in the costs of developing and maintaining our website. As a percentage of revenues, cost of revenues increased from 59.2% in 1998 to 69.8% in 1999. This increase was due primarily to our lowering of our retail prices to generate additional orders while the prices paid to our affiliated retailers remained relatively constant.

    MARKETING EXPENSES. Our marketing expenses increased approximately $85,000, or 25.0%, to approximately $425,000 in 1999 from approximately $340,000 in 1998. This increase was primarily due to increased advertising expenditures.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased approximately $233,000 or 64.7%, to approximately $593,000 in 1999 from approximately $360,000 in

1998. This change was primarily due to increased personnel costs associated with our hiring additional employees.

    INTEREST EXPENSE. Our interest expense increased about $11,700, or 164.8%, to approximately $18,800 in 1999 from approximately $7,100 in 1998. This increase is due to the fact that we increased our debt by borrowing $192,000, which we used to purchase the building in which our offices are located and to make improvements on the property.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Our revenues increased approximately $538,000, or 41.9%, to approximately $1,819,000 in 1998 from approximately $1,281,000 million in 1997. This increase was primarily the result of increased Internet and catalog order volume.

    COST OF REVENUES. Our cost of revenues increased approximately $372,000, or 52.8%, to approximately $1,076,000 million in 1998 from approximately $704,000 in 1997. This increase was primarily the result of the increased Internet and catalog order volume described above. As a percentage of revenues, cost of revenues increased from 55.0% in 1997 to 59.2% in 1998. This increase was due primarily to our lowering of our retail prices to generate additional orders while the prices paid to our affiliated retailers remained relatively constant.

    MARKETING EXPENSES. Our marketing expenses increased approximately $30,000, or 8.6%, to approximately $340,000 in 1998 from approximately $313,000 in 1997. This change was primarily due to increased advertising and catalog expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased about $49,000, or 15.8%, to approximately $360,000 in 1998 from approximately $311,000 in 1997. This increase was primarily due to increased personnel costs.

    INTEREST EXPENSE. Our other expenses decreased approximately $400, or 5.3%, to approximately $7,100 in 1998 from approximately $7,500 in 1997. This decrease was primarily due to our cash flow improving, which allowed us to draw less on our bank line of credit, and declining interest rates, which provided a more favorable interest rate on the line of credit.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our requirements for working capital primarily through operating cash flows and more recently from the proceeds of the private placement of our securities as well as borrowings under our line of credit. As of December 31, 1999, we had a working capital deficit of $218,565 and a capital deficiency of $136,916. In contrast, as of December 31, 1998, we had a working capital deficit of $102,729 and a capital deficit of $91,716.

    In September 1999, we obtained a $120,000 line of credit from LaSalle Bank FSB. Draws on the line currently bear interest at the rate of 9.75% and are evidenced by a note that is payable on demand of the bank. In March 1999, we borrowed $192,000 from Bank One, Illinois, N.A. The loan must be repaid by September 19, 2004. The loan bears interest at a rate equal to 7.74% on a per annum basis. Our Chief Operating Officer, Steven Olsher and our Chairman, Gail Zelitzky, have each guaranteed our obligations under these two loans.

    Since December, 1999, we have obtained a total of $2,466,974 in proceeds from the private placement of securities. On December 23, 1999, we sold a total of 50,000 shares of our common stock for $50,000. In January 2000 we issued a promissory note in the principal amount of $500,000 to the Gem Global Yield Fund Limited, and 422,222 shares of Series A Preferred Stock to the Gem Global Yield Fund and four other entities, for total consideration of $500,000. In March 2000 we issued ten units, each consisting of one convertible promissory note and one warrant to purchase shares of our common stock, for total consideration of $900,000. In addition, the holders of our Series A have made a committment to purchase one unit for total consideration of $100,000 by exercising their preemptive rights with regard to this offering. The holders will make payment for their unit, and we will issue their note and warrant, after the date of this prospectus. Each convertible note bears interest at the prime rate plus two percent. Each note automatically converts into shares of our common stock at a conversion price of $3.52 per share upon completion of this offering, but may be converted earlier, at the same conversion price, at the option of the holder. Each warrant allows the holder, for a period of five years from the date of issuance, to purchase a number of shares equal to 50% of the number issuable upon conversion of the convertible note, at a price of $2.64 per share. From January through March 2000, we sold a total of 248,236 shares of common stock for total consideration of $825,276. The first 42,194 shares sold in this offering were sold at a price of $2.37 per share, and the remainder were sold at a price of $3.52 per share. In addition, in March 2000 the holders of our Series A Preferred Stock, in exercise of their preemptive rights with regard to these sales, committed to purchase an additional 4,688 shares at a price of $2.37 per share for total consideration of $11,111, and an additional 22,894 shares at a price of $3.52 for total consideration of $80,857. These shares will be issued after the date of this prospectus.

    Our principal uses of cash are to fund expanded marketing and advertising expenses as well as improvements and enhancements to our technology. While there can be no assurance, we believe that the proceeds of this offering, funds currently on hand and funds to be provided by operations will be sufficient to meet our need for working capital for at least the next twelve months. Actual results and working capital needs could differ materially from those estimated due to a number of factors. We may require additional financing within this time frame. Additional funding may not be available on terms acceptable to us, or at all.

    Cash used in operating activities was approximately $8,000 in 1999, and cash generated by operating activities was approximately $401,000 in 1998. We used cash primarily to pay professional fees and to fund the increase in accounts receivable. A substantial portion of the increase in receivables was due to processing delays associated with credit card orders placed in 1999, but for which we did not receive payment until 2000.

    Cash used in investing activities was approximately $56,000 for 1999. We used this cash to purchase our office facility and make related improvements.

    Financing activities provided approximately $69,000 comprised of $20,000 in draws on our line of credit and $50,000 from the placement of securities discussed above, less a $1,000 reduction in our long-term debt.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March, 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that all the costs related to the development of internal use software other than those incurred during the application development stage be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 1, 1999. Our adoption of SOP 98-1 did not have a material effect on our financial position or results of operations.

    In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instrument and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. We do not expect adoption of SFAS No. 133 to have a material impact on our consolidated financial position or results of operation.

    In December 1998, we adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This standard requires that reportable segments be reported consistent with how management assesses segment performance. It also requires disclosure of certain information by reportable segment, geographic area and major customer. As a result, we will separately report information on the two operating segments: (1) catalog and website, and
(2) advertising. We do not calculate operating income by segment. Instead, we present our gross profit. In addition, because we do not rely on segment asset allocation, information regarding segment assets is not meaningful and is not reported.

    We have elected to follow Accounting Principles Board Opinion ("APB")
No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for our employee stock options, rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation." APB No. 25 provides that the compensation expense relative to our employee stock options is measured based on the intrinsic value of stock options granted. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. This method recognizes the fair value of stock options granted at the date of grant in earnings over the vesting period of the options.

    We account for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                                    BUSINESS

OVERVIEW

    Liquor.com is a customer relationship management, or eCRM, eCommerce and business-to-business exchange company whose focus is to integrate producers, wholesalers, retailers and consumers in the highly fragmented prestige alcohol and entertainment beverage industry. We build and maintain relationships with the consumer, as well as provide eBusiness solutions for all three tiers of the alcohol beverage distribution system--(a) producers, (b) wholesalers and (c) retailers. We have created a global network of retail partner affiliates by offering them the opportunity to generate additional revenue, reduce costs and build loyal customer relationships. We give our affiliates and customers alike access to a secure eCommerce and custom content environment that serves as the hub of a direct delivery network. We are currently developing a hosted, proprietary network for the industry that will aggregate and streamline product purchasing, reduce costs, build revenue and effectively disseminate product information and industry news for all three tiers.

    We do not sell directly to customers, but rather utilize our industry relationships, expertise and in-depth knowledge of our target markets to generate demand, facilitate sales and build loyalty. Currently, the Liquor.com affiliate network provides direct delivery to thirty-nine states and more than forty countries. By expanding our existing infrastructure and capitalizing on relationships developed by our founders and their family over fifty years in the alcohol beverage industry, it is our goal to alter the $113 billion alcohol beverage industry and change the manner in which alcohol beverages are marketed, purchased and sold.

INDUSTRY BACKGROUND

    GROWTH OF ONLINE COMMERCE. The Internet is a global medium which enables millions of people to share information, conduct business and communicate electronically. In a September 1999 report Forrester Research estimated that 17 million U.S. households will have purchased items online in 1999, increasing to 49 million by 2004. In this report, Forrester Research also estimated that Internet purchases of goods and services by United States consumers would increase from $20.3 billion in 1998 to over $143 billion in 2003.

    ECRM, ECOMMERCE AND BUSINESS-TO-BUSINESS INTERNET APPLICATIONS. We believe that the Internet offers increasing opportunities to provide business-to-business services which link participants at all levels of a product distribution system, improving efficiency and lowering costs. In addition, the Internet allows sellers to directly market their products and obtain customer feedback and demographic information in ways which are not possible through traditional distribution and advertising channels. We also believe that businesses which offer goods and services over the Internet have potential advantages over traditional retailers who sell exclusively through catalogs or in fixed locations, because eCommerce companies typically can avoid many overhead costs associated with traditional businesses, such as the expenses of large inventory systems.

    MARKET FOR ALCOHOL BEVERAGES. According to Beverage Dynamics, an industry publication, annual sales of alcohol beverages in the United States totaled approximately $113 billion in 1999.

CORPORATE HISTORY

    Liquor.com is the product of three generations of family service in the alcohol beverage industry. Irving Robins, our Chairman's father and Chief Operating Officer's grandfather, founded Foremost Sales Promotions, Inc. in 1949, and focused on providing services to the alcohol beverage industry as well as the franchising of Foremost Liquor Stores. Our predecessor, Liquor by Wire, was created as a division of Foremost Sales Promotions to facilitate the worldwide delivery of wine, champagne, spirits and gifts and as a means with which to help differentiate the Foremost franchisees from their competition. In 1991, after recognizing the significant opportunity for the further development of the Liquor by Wire division, our founders began to focus on expanding the revenues and reach of this division, which led to our Internet efforts.

    We were incorporated in Illinois with the name Liquor by Wire, Inc. in August 1993. Also in 1993, we launched liquorbywire.com, beginning our transition into an eCRM, eCommerce and business-to-business exchange company. In 1994, our founders discontinued their franchise operations to fully concentrate on the opportunity within the online and direct segment of the market. Since 1995, the majority of our revenue has been derived from the online and catalog gift revenues for entertainment beverages and related products. In
October 1998, we acquired the URL liquor.com and began to implement the next generation of our Internet strategy.

    In December 1999, we formed a subsidiary, Liquor.com, Inc., a Delaware corporation, and conducted a merger under which this subsidiary was the surviving corporation. Our executive offices are located at 4205 West Irving Park Road, Chicago, IL 60641. Our phone number is (773) 427-8620.

    Our website is located at www.liquor.com. We are not incorporating the information on our website into this prospectus, and we do not intend to make our website a part of this prospectus. This prospectus includes trademarks, trade names and service marks of other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its owner.

OUR STRATEGY

    To achieve our mission of becoming the leading provider of eCRM, eCommerce and business-to-business solutions for the alcohol and entertainment beverage industry and significantly altering the manner in which alcohol beverages are marketed, purchased and sold, we will continue to focus on the following strategies:

    - Leveraging our relationships with producers, wholesalers and retailers developed by our founders and their family over fifty years in the alcohol beverage industry.

    - Strengthening and expanding our relationships with our retail affiliate network through cooperative marketing, custom product development and other programs.

    - Completing the development of our online exchange that unites producers, wholesalers and retailers to generate additional revenue, reduce costs and build loyal customer relationships.

    - Focusing our direct marketing efforts on increasing traffic, orders and brand recognition through our Liquor.com portal.

    - Expanding proprietary content on our Liquor.com portal through direct development and partnerships with content providers.

    - Increasing our database of Liquor.com users by offering what we believe to be one of the world's largest selections of wine, champagne, spirits and complementary products and services, ease of use and high levels of customer service.

    - Further developing our growing list of Liquor.com users into an extensive database of consumer demographic, product preference and other information enabling our partners to focus their marketing efforts and obtain feedback in ways that we believe are not available in the current distribution system.

DEVELOPMENT OF AN ECRM, ECOMMERCE AND BUSINESS-TO-BUSINESS EXCHANGE COMPANY

    Alcohol beverages are typically sold through a three-tier system, from the producer to the wholesaler and then to the retailer. We are a partner in the alcohol beverage distribution chain, serving businesses at all three levels. As an eCRM, eCommerce and business-to-business exchange company, we attempt to integrate the three tiers through a central BtoB network that:

    - Reduces costs;

    - Generates revenues; and

    - Build relationships.

    PRODUCER SERVICES.

    We are developing and implementing an online network of hosted software solutions and business relationships that incorporate our expertise in sourcing and delivering alcohol and related entertainment beverages, as well as custom products and services related to the upscale entertainment lifestyle. As this network is deployed, we intend to link producers with wholesalers and retailers via the Internet, offering increasing opportunity to (a) reduce order costs,
(b) manage inventory, (c) compare strategies and marketing techniques, and
(d) generally operate their businesses more efficiently and effectively. We intend to offer producers access to specific intranet applications within the Liquor.com website. We intend for these areas to be accessible through password only and will provide access to product sales information, such as "This Week's Top 10 Selling Items," information on new products, consumer comments on products of interest and news related to the industry.

    Through our network, we attempt to offer producers a one-to-one relationship with the consumer that we believe is non-existent within the current distribution system. We believe producers will be able to utilize this relationship to educate and inform their customers, reach new markets, and introduce new products. We believe our ability to provide direct access to consumers specifically interested in the purchase of alcohol beverages at the point of sale, both online and offline, is a significant asset in the producers' marketing efforts. In addition, we maintain a database of names, addresses, e-mails and other relevant information regarding consumers who purchase and receive producers' brands as well as competitive products within the category of choice, such as vodka or gin. Using this database, we hope to become an integral marketing partner and alter the manner in which producers' marketing dollars are allocated. We also intend to offer producers the opportunity to receive feedback directly from consumers through our website. Utilizing interactive forums, we will forward consumer comments, such as product or drink reviews, directly to producers.

    From May 1999 to April 2000, we signed agreements with nineteen producers in which the producers have agreed to pay us an aggregate of over $600,000 for advertising on our website and in our catalogs. We plan to increase the opportunities available to producers for the direct promotion of their products beyond placement on our website and in our catalogs. Online, we plan to offer "Category Exclusive" positioning, the sponsorship of online events, such as Q & A LIVE!, and the offering of online coupons. Utilizing liquor.com as a calendar and events hub, we intend for producers to have the opportunity to sponsor nightclub-based events, such as Liquor.com LIVE!, a nationwide nightclub tour, or The Bartender Olympics, a cross-country search for the world's most talented bartender. We also intend for producers to be able to utilize our existing retailer relationships for new product introductions and advertise in our various direct mail pieces, such as a publication we intend to develop called "Loungin'--the Liquor.com Magalog." We believe offering these increased services will increase our advertising revenues and create additional sources of revenue, such as payments for our services in organizing offline events.

WHOLESALER SERVICES.

    We believe we benefit wholesalers by driving incremental sales through this middle tier. Every order we receive benefits wholesalers across the country since all of our orders are fulfilled by local, licensed retailers who purchase their product from the wholesale tier. We also believe that our online

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
network will benefit wholesalers by linking them with producers and retailers, improving their ability to reduce costs, manage inventory, and otherwise improve their efficiency. We plan to offer wholesalers access to password-protected sales and marketing information available only to participants at the wholesale tier, along with industry news.

RETAILER SERVICES.

    We believe sales generated through our website complement retailers' current operational structure. Each order received by our retailers is typically additional business they would not otherwise have received. For example, through orders processed through our website and catalogs as business-to-business gifts, our network of retailers reaps the benefit of receiving orders for delivery in their local area that have originated from outside of their immediate vicinity.

    Like producers and wholesalers, we believe retailers will be able to improve efficiency and reduce costs by using our online network. In addition, we believe increasing the size of our affiliate network will create the potential for buying power and product leverage as the affiliates are aggregated. The retail alcohol beverage industry is highly fragmented, and we intend to leverage the combined purchasing power of these accounts into a nationally recognized buying cooperative, and aggregate these accounts for on-site product placements and cooperative marketing. By aggregating our member retailers, we believe we can affect the current alcohol beverage distribution structure through the pooling of these retailers for the bulk purchase of their products. Although this practice is commonly conducted on a market by market basis, we are not aware of any dominant industry player affecting sales in this manner on a national basis which we believe provides us with a market opportunity.

OUR WEBSITE

    Liquor.com was officially launched in November 1999, and we have been developing it into an online community in which visitors can encounter a host of interesting products, content and services. The site is designed to enable our visitors to select and purchase fine wine and beverages, learn the art of mixing drinks, understand the history of products such as single malt scotch, plan parties and events, hire professional bartenders or send unique gifts. Furthermore, the site acts as an e-commerce portal, providing access to the direct delivery of beverages and related goods through our affiliate network. By utilizing the Internet as a point of contact, commerce and service, we hope to be able to broaden our network of affiliates, products and services, thereby helping develop stronger relationships with the consumer. As our website traffic and membership increase, we expect to be able to generate increasing revenue from online advertising and marketing to these visitors. We are already selling advertising space to producers and others wishing to target our constituency.

    Our website provides what we believe to be a compelling experience combining:

    - Custom content, including:

    - "The Libation Library" -- an extensive database of drink recipes; and

    - An "Ask The Bartender!" feature, which allows consumers to receive answers to questions on alcohol beverages, such as the difference between a "blended" scotch and a single malt scotch;

    - A "party planner" service called "Party Central" that provides product and serving recommendations for consumer and corporate events; and

    - What we believe to be one of the world's largest selections of wines, champagnes, spirits and alcohol beverage related products.

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
    We intend to add the following features to our website during the year:

    - Entertainment, such as celebrity profiles and live interaction, including online chat and Q & A LIVE!, to allow consumers to ask questions of celebrities and industry notables;

    - Information on offline events, such as tastings and nightclub promotions;

    - The ability to create a personalized home page which will allow consumers to receive information tailored to their specific interests;

    - A Liquor.com membership program, under which consumers will be assigned a customer identification number and we will store their demographic information and previous order information. We intend for Liquor.com members to be entitled to product discounts, invitations to members-only events, and primary access to limited allocations or new products; and

    - Online coupons, which will allow consumers to access daily specials and receive immediate discounts on their orders.

AFFILIATE NETWORK

    Our retail affiliate network provides individual alcohol beverage retailers access to a broad range of services and products, business leverage and marketing opportunities. In addition, it provides customers with a resource for product information, service and direct delivery. We have agreements with over 130 alcohol beverage retailers to provide fulfillment for Liquor.com according to our specifications. We believe these retailers are among the industry's largest and most recognized stores. We intend to expand our affiliate network by adding retailers of similar size.

    In our role as a revenue-enhancer, we provide our affiliates with online access to retail sales by offering custom links, or "eLinks," and icons on the Liquor.com website, which lead to the affiliate's websites. We are currently in the process of implementing an "eStore" builder that will enable retailers to create their own personalized storefronts. "eStores" will be a series of web pages, maintained on and accessed through our website, containing background information on a particular affiliate. We believe these links and storefronts will offer Liquor.com affiliates the opportunity to enhance revenues by:

    - offering our selection of custom products that may not be normally available to these affiliates; and

    - offering their products to a broader geographic range of customers.

    Additionally, because we operate the portal, source its products directly with producers, and manage its technology, we believe affiliates will be able to offer a greater level of product and service to their customers with virtually no initial capital investment on behalf of the affiliate. We intend for affiliates to be able to create their own "eLinks" and "eStores" in an automated, Internet-based environment, enabling new affiliates to join the network and quickly go online with links and icons. We believe many of our affiliates will take advantage of the "eStore" program, which is intended to be a free service. This system will also allow us to reduce our costs, by improving the speed and efficiency of our communications with retailers. In addition, we intend to process all orders placed through an "eStore" on our website.

    We believe our "eLinks" and "eStores" will allow our affiliates to utilize Liquor.com content to assist their patrons in planning and supporting their professional and personal entertainment lifestyle. Liquor.com's corporate and personal gift services provide our affiliates with an array of custom packaged, private label wines, champagnes and alcohol beverages, as well as an array of custom related goods.

    We are expanding the range of services and marketing opportunities offered to our member affiliates. Affiliates currently receive the benefit of processing orders for delivery in their immediate locale that are generated by Liquor.com. These opportunities will include activities for which we will receive a percentage of the revenues, such as aggregating our member affiliates for the bulk purchase of their products and thereby lowering their cost of goods.

    Our relationships and infrastructure give us the ability to facilitate the worldwide delivery of alcohol beverages and related items. We have entered into marketing partnerships under which orders for alcohol beverages from the websites of our partners are fulfilled through our network of retail affiliates, generating additional revenue for us and for the affiliates.

DISTRIBUTION AND ORDER PROCESSING

    Our distribution model allows us to offer a wide selection of products without the need to maintain any inventory. Consumers order products through our website, which is designed internally. We retrieve orders electronically from our server located in Hoffman Estates, Illinois which is maintained by an outside company. We believe that hiring an outside company to maintain our server makes it easier for us to accommodate a larger number of customer orders without significantly increasing our work force. In connection with processing orders at our office, we plan to invest in technology designed to allow us to communicate more effectively with our retailers, which we believe will improve the method of communication between us and these retailers, while allowing us to process a higher volume of orders.

    Under our current system, once we retrieve these orders at our offices, we transmit them by facsimile to our affiliated retailers. These retailers then confirm acceptance of the order by telephone or facsimile. As part of developing our online network, we intend to transmit these orders to our retailers and receive their confirmation electronically. We process customers' credit card orders for the retailers, but the retailers make the actual sale to the consumer, and also deliver the product to the consumer. Domestic orders are generally delivered by the retailers in one to three business days. International orders are typically delivered in five to seven business days. Since we do not sell directly to our affiliate's customers, local tax and regulatory considerations remain the responsibility of the local affiliates.

MARKETING

    Liquor.com's marketing approach focuses on incorporating the choice of fine alcohol beverages and packaging them with other elements of the entertainment lifestyle, offering meaningful alternatives to traditional liquor-store concepts. A key part of our strategy is to solidify the relationship between alcohol beverage producers and related lifestyle product marketers, creating a broad base of related products through our affiliate network. We also believe that our online eStore and eLink models will offer opportunities for thousands of retail outlets across the U.S. and abroad to provide informative content to their customers. In addition, we plan to establish a range of services and marketing opportunities for "on-premise accounts," such as bars, nightclubs and restaurants. These services and opportunities are intended to include implementing traffic-generating, Liquor.com LIVE! events at their establishments. As our brand name gains additional recognition, we believe this will drive additional traffic into our partner's establishments and increase services we provide to our member accounts, allowing us to implement monthly fees for our on-premise accounts' continued participation. We also intend to introduce private label products to participating liquor.com retailers, nightclubs, bars, restaurants and consumers.

    To increase traffic on our website, we offer an online partnership program. This program is managed by LinkShare, an online partnership management company whose website is located at www.linkshare.com. Online partners who place a Liquor.com banner on their website receive commissions of between five and ten percent for revenues generated as a result of the banner, which provides a link to our website.

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
    We intend to aggressively implement marketing programs to further strengthen the Liquor.com name. In addition to enhancing our website, we intend to conduct promotional events, such as product tastings at nightclubs and restaurants. We also plan to launch a Liquor.com "Magalog" which will feature articles on entertaining and other issues of interest to consumers of alcohol beverages, in addition to product listings. We believe this Magalog will increase our catalog sales and increase our brand recognition. Our marketing strategy will also target specific groups such as purchasing agents and individuals responsible for corporate gift-giving. In addition, we intend to create specific business-to-business gift programs, such as developing gift items tailored to specific corporations and creating a business-to-business marketing staff.

    We believe we have achieved relatively broad exposure from our limited advertising efforts to date. In December 1999, we received approximately 6,700,000 "hits" on our website, with an average session length of nine minutes and ten seconds. This was accomplished with a total marketing and advertising budget of under $450,000 for 1999. We believe the implementation of our planned multi-million dollar marketing campaign, combined with the ease of recall of our brand name, will lead to a significant increase in traffic to our website.

    After this offering, we will seek to promote our brand name with extensive advertising, both in traditional media and on the Internet. Our traditional advertising will consist of print advertising, direct mail campaigns, local radio and cable television commercials, a business-to-business print campaign, television infomercials and targeted outdoor media. We intend for our Internet advertising efforts to include establishing partnerships with search engines, directories, and award sites; generating reciprocal links with other sites, using banner advertising, purchasing banner exchange services, postings to news groups and Internet mailing lists, and gaining certification on shopping channels of major Internet portals. Our non-traditional marketing will include advertising on taxi-cab rooftops and bus stands and marketing in smaller local publications and local nightclubs. An additional marketing effort will involve preparing a media guide to distribute press releases describing major product offerings. We also intend to create a launch promotion to generate the largest possible registered user base in the shortest amount of time, and we will reward consumers for registering with our site. We plan to focus our initial marketing efforts on the largest United States cities and on executives of large corporations and individuals responsible for corporate gift giving.

COMPETITION

    The business of marketing and selling alcohol beverages is highly competitive, and there are few barriers to entry in the markets in which we compete. The number of e-commerce sites competing for consumers' attention and advertising dollars has increased rapidly during the past several years. We compete with other marketers of alcohol beverages who sell through various channels, including retail stores, the Internet, telephone and catalogs. Many of our competitors have greater resources and more established customer bases than ours. Our principal competitors are 800-Spirits, Inc., Drinks.com, Wine.com, Inc., Internet Wines & Spirits, Geerlings & Wade, Inc. and Ambrosia. In addition, many of our affiliated retailers have their own websites, so customers can make online purchases from these retailers without using our website.

    We believe that the primary competitive factors in our markets are:
(a) brand recognition, (b) site content, (c) ease of use, (d) price,
(e) capacity to fill orders, (f) customer service and (g) reliability. Our success will depend on our ability to provide value-added services to our marketing partners and a compelling shopping experience to consumers. Some of our competitors have and may continue to adopt aggressive pricing and marketing strategies. Increased competition may prevent us from achieving our financial goals and result in the loss of market share and a reduced value for our brand.

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
EMPLOYEES

    As of April 10, 2000 we had eighteen full-time employees. Five of these employees are executive officers. In addition, we have (a) one employee devoted to office management, (b) one to accounting, (c) three to customer service,
(d) four to marketing, and (e) four to technology. We have reached an agreement with an individual who will serve as our vice president of strategic marketing. We also hire temporary employees, when necessary, to aid in order processing at our busiest times. Following the completion of this offering, we intend to hire a vice president of industry relations, vice president of operations, chief marketing officer, senior vice president of sales, ten additional customer service representatives, three sales associates, five additional marketing associates, two additional industry relations personnel, two additional accounting clerks, and two administrative assistants. None of our employees are represented by a labor union and we consider our relations with our employees to be good.

GOVERNMENT REGULATION

    The distribution of alcohol beverages is highly regulated by various governmental agencies. In particular, retail stores which sell alcohol beverages must obtain liquor licenses and are subject to extensive regulation. We do not believe that we are required to obtain a liquor license in any state or are otherwise subject to laws which govern retail liquor stores, because we provide a service which connects buyers and sellers of liquor, and do not sell liquor ourselves. We believe we can lawfully receive orders for the full range of products listed in our catalogs and website in thirty-seven states and the District of Columbia without the need to obtain a liquor license and that in two additional states, Oregon and Washington, we can receive orders for wine and champagne only. Any or all of these states could change their laws to prohibit us from providing our services without a liquor license, or change the interpretation of their existing laws in a way which would require us to obtain a license to provide our services to residents of these states. If either of these changes occurred in one or more of the states, it could greatly increase our costs of doing business, or prevent us from accepting orders for shipment to residents of those states.

    In the following eleven states we are only permitted to receive orders for non-alcohol products: Alabama, Delaware, Georgia, Kentucky, New Hampshire, North Carolina, North Dakota, Utah, Vermont, Tennessee and Pennsylvania. These limitations have had the effect of limiting our ability to expand our business, and if other states adopted similar systems this could greatly reduce our revenues and profitability. To date, no foreign government has imposed limitations on our ability to accept orders for shipment to a particular country. However, there is nothing to prevent foreign governments from imposing these types of limitations.

FACILITIES

    We currently own a building Chicago, Illinois occupying approximately 5,000 square feet in which our executive offices are located. We have mortgaged this property to secure a loan. We used the proceeds of the loan to purchase this property and to make improvements to it. We anticipate that our future growth will require us to procure additional space. We have no agreements, understandings or arrangements with regard to any additional space as of the date of this prospectus.

INSURANCE

    We maintain insurance in such amounts and with such coverages and deductibles as our management believes are adequate. The primary risks that we insure against are professional liability, workers' compensation, personal injury, bodily injury, property damage and fidelity losses. We cannot assure you that our insurance will adequately protect us from potential losses and liabilities. In addition, we do not maintain business interruption insurance covering losses which could result if consumers were unable to access our website due to system failure or some other cause. We signed an agreement in connection with a $500,000 loan to us in which we agreed to obtain key man life insurance policies on Ms. Zelitzky and Mr. Olsher naming the lender as the beneficiary, and to obtain other key man life insurance policies at the discretion of our board of directors.

LEGAL PROCEEDINGS

    We are involved from time to time in various legal proceedings arising in the ordinary course of business. In October 1999, the Illinois Department of Revenue issued a decision denying our claim for a refund of approximately of $9,000 in payments of Illinois' retailers' occupation tax. We disagree with the Department of Revenue's conclusion, and have filed an appeal of this decision in the Circuit Court of Cook County, Illinois. If we lose this appeal, it could increase the likelihood that other states would seek to impose similar taxes on us. We are not a party to any other current or threatened legal proceedings that our management believes would materially adversely affect our business, results of operations or financial condition.

                                   MANAGEMENT

    The following table sets forth information regarding our officers, directors and key personnel as of March 31, 2000:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Barry L. Grieff...........................     53      Chief Executive Officer and Director

Scott B. Clark............................     42      Chief Financial Officer and General
                                                       Counsel

Gail P. Zelitzky..........................     58      Chairman of the Board and Director

Steven Olsher.............................     30      Chief Operating Officer

Jonathan McDermott........................     35      Senior Vice President, Business
                                                       Development

Eric Reiner...............................     33      Chief Technology Officer

Jamie Cutburth............................     31      Vice President, Online Marketing

Bryan D. Legate...........................     33      Director

Ralph J. Sorrentino.......................     47      Director

John G. Vandegrift........................     33      Director

    BARRY L. GRIEFF, CHIEF EXECUTIVE OFFICER Barry L. Grieff became our Chief Executive Officer in March 2000. From March 1999 to March 2000, Mr. Grieff was the Chairman and Chief Executive Officer of Dormrat LLC, which is developing interactive content and a website designed for the college market. Since May 1999, he has served on the board of directors of Volatile Media, Inc., which operates Ezcd.com, a music website, and acted as a marketing consultant. From August 1997 to March 1999, Mr. Grieff was the President of Broadway Video Entertainment, an entertainment and talent management company. From 1988 to August 1997, Mr. Grieff was the President and Chief Executive Officer of Promotional Concept Group, an affiliate of The Interpublic Group of
Companies, Inc. which creates and markets entertainment promotional packages. Mr. Grieff received a Bachelor of Arts in 1967 from the University of Rochester.

    SCOTT B. CLARK, CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL. Scott B. Clark became our Chief Financial Officer and General Counsel in March 2000. From October 1999 through March 2000, Mr. Clark acted as an independent consultant to Internet and telecommunications companies. From October 1997 through September 1999, Mr. Clark was a partner with the accounting firm of Pricewaterhousecoopers. Mr. Clark was Associate Tax Counsel at GTE Corporation from July 1993 through October 1997. Mr. Clark received a B.B.A. in Accounting in 1978 from George Washington University, and a J.D. from Pace University School of Law in 1984. Mr. Clark also received an L.L.M. in Taxation in 1992 from Quinnipiac University. Mr. Clark is a Certified Public Accountant.

    GAIL P. ZELITZKY, CHAIRMAN OF THE BOARD. Gail P. Zelitzky became the President and Chief Operating Officer of Foremost Sales Promotions, Inc. in 1981 and in this position was directly responsible for advertising and marketing in addition to overseeing the operations of the business. She became our President and Chief Executive Officer when we were formed in 1993. As our President and Chief Executive Officer, in addition to overseeing all aspects of the business, her responsibilities included strategic planning, advertising sales and oversight of our financial operations. In December 1999, she relinquished her position as President and Chief Executive Officer and Steven Olsher became our President. Since December 1999, Ms. Zelitzky has been our Chairman.
Ms. Zelitzky received her Bachelor of Education degree with honors in 1962 from National-Louis University.

    STEVEN OLSHER, CHIEF OPERATING OFFICER. Steven Olsher started with Foremost Sales Promotions, Inc. as Vice President in 1991. He became our Vice President when we were formed in 1993 and in this position was responsible for strategic planning and the creation of our operational structure.

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
Mr. Olsher's responsibilities included brand development, maintaining relations with our retail partner affiliates, business development. and the launch of liquorbywire.com in 1993. Mr. Olsher became our President in December 1999 and held this position until March 2000 when he became our Chief Operating Officer. Mr. Olsher received a Bachelor of Science degree in Speech Communications in 1991 from Southern Illinois University.

    JONATHAN MCDERMOTT, SENIOR VICE PRESIDENT, BUSINESS DEVELOPMENT. Jonathan McDermott became our Senior Vice President, Business Development in
February 2000. From August 1999 to January 2000, Mr. McDermott was the Managing Director and a founding partner of Corporate Capital Strategies, Inc., which provides consulting services to businesses in the areas of capital formation, mergers and acquisitions and forming strategic alliances. Corporate Capital Strategies provided services to us under the terms of a contract which was terminated in March 2000. From July 1999 to December 1999, and June 1998 to October 1998, Mr. McDermott worked as a registered representative at Security Capital Trading, Inc. From February 1998 to June 1998 Mr. McDermott was a registered representative at Dirks & Company, Inc., the representative of this offering. From October 1998 to July 1999, Mr. McDermott was President and strategic advisor of Spotlight Entertainment Group, Inc., a start-up business in the entertainment industry. From October 1994 to February 1998, Mr. McDermott was the President of John Magee, Inc., a financial publishing company. From September 1995 to May 1997, Mr. McDermott was employed with Access Financial Group, Inc., a broker-dealer. Mr. McDermott received a Bachelor of Science degree in business in 1986 from the University of Arizona.

    BRYAN D. LEGATE, DIRECTOR. Bryan D. Legate was elected to our board of directors in March 2000 by the holders of our Series A Preferred Stock, who were granted the right to elect one director. Mr. Legate has been a Managing Director of The GEM Group, a New York and London based private equity investment firm since September 1998. Mr. Legate co-founded River Oaks Trading, L.P., a securities trading firm, in January 1997 and served as its Chairman of the Board until May 1998. Mr. Legate was an associate in the Houston law firm of Porter & Hedges, L.L.P., where he practiced corporate and securities law, from June 1992 to June 1995. From July 1995 to December 1997, Mr. Legate operated the Ku Legate Group, an intellectual property consulting firm specializing in the licensing of underutilized patents, trademarks for small and middle market companies.
Mr. Legate is a Captain in the United States Army Reserve and a member of the State Bar of Texas. He holds his law degree from the University of Houston Law Center in 1994 and an undergraduate degree, with distinction, in 1989 from Princeton University.

    RALPH J. SORRENTINO, DIRECTOR. Ralph J. Sorrentino joined our board of directors in March 2000. Since 1998, Mr. Sorrentino has been an Executive Vice President and the Chief Financial Officer of Liberty Digital Inc., a new media company with strategic holdings in Internet content and interactive television businesses, and its predecessor, TCI Music, Inc. From 1994 to 1997,
Mr. Sorrentino was the President and Chief Operating Officer of Bohbot Entertainment & Media Inc., an independent children's television syndication and advertising company. Mr. Sorrentino received a Bachelor of Science in Accounting in 1979 from Brooklyn College. Mr. Sorrentino is a Certified Public Accountant.

    JOHN G. VANDEGRIFT, DIRECTOR. John G. Vandegrift joined our Board of Directors in March 2000. Since January 2000, Mr. Vandegrift has provided consulting services to technology companies through Whodoweknow, LLC. We have entered into a contract under which Whodoweknow has agreed to provide us consulting services. From March 1999 to January 2000, Mr. Vandegrift worked as a strategic advisor for yesmail.com, Inc. From July 1997 to March 2000,
Mr. Vandegrift served on the board of directors of yesmail.com, Inc. From January 1999 to March 1999, Mr. Vandegrift was the Interim Chief Executive Officer of Frictionless Commerce, Inc., an Internet software company. From December 1997 to December 1998, Mr. Vandegrift was Marketing Senior Executive with Compaq Computer Corp. From May 1993 to July 1998, Mr. Vandegrift was Executive Vice President of Marketing and Business

Development and then President of TAC Systems, a communications company.
Mr. Vandegrift received a Bachelor of Science in Engineering in 1989 from Texas A&M University and a Master of Science in Engineering in 1997 from the University of Alabama.

    In addition to our directors and executive officers, we employ the following key employees:

    JAMIE CUTBURTH, VICE PRESIDENT, ONLINE MARKETING. Jamie Cutburth became our Vice President of Marketing in January 2000. From April 1999 to August 1999, Mr. Cutburth was a Channel Account Manager for Covad Communications. From January 1995 to March 1999, Mr. Cutburth was employed by U.S. Robotics Corporation, holding the positions of Inside Sales Representative, Senior Retail Sales Representative, Sales Program Manager, and ISP Marketing Manager. Mr. Cutburth received a B.S. Degree in Business Administration in 1994 from the University of Kansas.

    ERIC REINER, CHIEF TECHNOLOGY OFFICER. Eric Reiner joined us as our Chief Technology Officer in February 2000. From October 1997 to February 2000,
Mr. Reiner was the Director of Product Development of Florists' Transworld Delivery. From October 1993 to October 1997, Mr. Reiner was Manager of the Client/Server Development Group and Manager of the Internet Development Group for the Chicago Board Options Exchange. Mr. Reiner received a B.S. in Computer Science in 1988 from Iowa State University.

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

    Our bylaws require us to have at least two, but no more than seven, directors. We currently have a board comprised of five members. Once elected, our directors hold office until our next annual meeting of shareholders or until a successor has been elected and qualified, unless they resign at some earlier time. As a result, all of our director positions will be filled at each annual meeting. The holders of our Series A Preferred Stock have the right to elect one director to our board, and have chosen Mr. Legate to serve on the board.

    In addition, we have agreed to grant to Dirks & Co., Inc., the representative of the underwriters, the right for one year from completion of this offering to designate one person to attend all meetings of our board of directors. We have also agreed to reimburse the person designated by Dirks & Co. for expenses incurred in attending these meetings.

    Our executive officers are appointed by our board on an annual basis until their successors have been elected and qualified. Gail Zelitzky, our Chairman, is the mother of our Chief Operating Officer, Steven Olsher. Samantha McDermott, our Manager of Marketing and Creative Services, is the wife of Jonathan McDermott, our Senior Vice President, Business Development. There are no other family relationships among any of our directors, officers or key employees.

    In addition to the members of our management listed above, upon completion of this offering, we intend to hire a vice president of industry relations, vice president of operations, chief marketing officer, and senior vice president of sales. We have entered into a contract with Redwood Partners, Ltd., an executive recruiting firm in connection with our search for executives. Under this contract, we have agreed to pay Redwood a placement fee of 25% of the first year's cash compensation paid to any employee hired as he result of Redwood's search, and 10% of the guaranteed stock options or warrants paid to the employee. We have also agreed to pay Redwood a $7,500 non-refundable retainer fee for each individual search assignment, along with an additional $7,500 fee which is payable after 60 days for each search if Redwood has presented several viable candidates for each search and we are satisfied with Redwood's services. In addition, the contract provides that we will pay Redwood a fee of $250 per month for each active search assignment to pay for Redwood's expenses. As of the date of this prospectus, we have paid Redwood $30,500. In addition, we are obligated to issue to Redwood options to purchase approximately 11,800 shares of our common stock.

DIRECTOR COMPENSATION AND COMMITTEES

    We do not currently pay any compensation to our directors apart from that which they receive as officers of ours, although our bylaws permit us to do so. We intend to pay our directors compensation of $1,000 per month and from time to time to grant options to our directors in the discretion of our compensation committee. We have agreed to pay a $10,000 bonus to Mr. Sorrentino upon his becoming a member of our board of directors, but do not intend to typically pay such bonuses in the future. We also intend to provide expense reimbursements to directors for attendance at board meetings or performing other business of the board of directors.

    AUDIT COMMITTEE. Our audit committee consists of our three independent directors, Mr. Legate, Mr. Sorrentino and Mr. Vandegrift. The duties of the audit committee are generally: (a) to recommend to our board of directors the selection of the independent auditors to conduct annual audits of our books and records, (b) to review the activities and reports of our independent auditors and (c) to report the results of such review to our board of directors. The audit committee also periodically reviews the adequacy of our internal controls.

    COMPENSATION COMMITTEE. Our compensation committee consists of Mr. Grieff, Mr. Vandegrift and Mr. Sorrentino. None of the members of the compensation committee is currently or has been, at any time, one of our officers or employees. None of our executive officers serves or has served as a member of the board of directors or compensation committee or any entity that has one or more executive officers serving on our board or compensation committee. Prior to forming the compensation committee, all compensation decisions were made by our entire board of directors. The duties of the compensation committee are generally to review employment, development, reassignment and compensation matters involving corporate officers and other executive level associates as may be appropriate including, without limitation, issues relating to salary, bonus, stock options and other incentive arrangements.

EMPLOYMENT AGREEMENTS

    We have entered into an employment agreement with Barry L. Grieff, our Chief Executive Officer which has a one-year term beginning on March 1, 2000. Following the initial one-year term, the agreement will automatically renew for one-year terms, unless terminated by either party upon ninety days written notice prior to the end of any term, or for cause. Under the terms of his employment agreement, Mr. Grieff has agreed to work for us full time, and will receive an annual base salary of $225,000, which will be reviewed annually by our board of directors to determine whether it should be increased, but cannot be decreased. If we terminate Mr. Grieff without cause, if he voluntarily terminates the agreement based on our breach of the agreement or similar reasons, or if his employment term ends because we choose not to renew his agreement, he is entitled to receive both salary and bonus severance payments. The salary severance payment is equal to the salary due through the date of termination plus an additional amount equal to one year of his current base salary, and the bonus severance payment is equal to any bonus earned through the date of termination and an additional amount designed to approximate one-half of his annual performance bonus, calculated based on the actual percentage of his performance target which he had reached as of the date his employment ended or 50% of the target, whichever is greater.

    The employment agreement with Mr. Grieff provides for our payment of annual performance bonuses to Mr. Grieff to be established by our board of directors based on our achieving certain financial goals. Under the agreement Mr. Grieff is eligible to receive performance bonuses for the period from the execution of the agreement to twelve months after the completion of this offering. The performance bonuses are to be paid as follows based on our achieving certain revenue goals over a twelve-month period: (i) a payment of $25,000 if we reach $8 million in revenue, (ii) $100,000 if we reach $10 million in revenue,
(iii) incremental cash bonuses in amounts determined by our board if we reach gross revenue targets established by our board of between $10.1 and $11.9 million in gross revenue, and (iv) $100,000 if we reach $12 million in gross revenue. Under the agreement Mr. Grieff is also entitled to a $50,000 bonus within fourteen days of completion of this offering. Mr. Grieff is also entitled to receive options of up to seven percent of the number of shares of our common stock, on a fully diluted basis, after the completion of this offering. Upon execution of his agreement we granted to Mr. Grieff an option to purchase 727,117 shares of our common stock, which is our estimate of a number of shares which will equal seven percent of our stock after completion of this offering, at an exercise price of $3.52 per share. We will adjust this number, if necessary, upon completion of the offering. Approximately 11% of the shares which Mr. Grieff may purchase under the option vested upon execution of the agreement, approximately 46% will vest in equal monthly installments over a two-year period, and an additional 14% will vest on completion of this two-year period. The remaining 29% will vest if Mr. Grieff meets certain performance goals, including approximately 14.5% if we reach $8 million in revenue and 14.5% between March 2001 and 2002 under a vesting schedule agreed upon between Mr. Grieff and our board of directors if Mr. Grieff meets performance goals agreed upon between him and our board. Mr. Grieff's employment agreement also provides for health insurance benefits, and our paying the premiums on a $1 million life insurance policy for Mr. Grieff.

    We have entered into an employment agreement with Scott B. Clark, our Chief Financial Officer and General Counsel. Mr. Clark's employment with us is at will, but he can be terminated only by our Chief Executive Officer or our board. If he is terminated without cause, he will receive a severance payment of six months's salary. Under the employment agreement Mr. Clark will receive an annual salary of $175,000. Upon execution of the agreement we granted Mr. Clark options to purchase 160,000 shares of our common stock at an exercise price of $3.52 per share. An option to purchase 40,000 shares vested upon Mr. Clark's starting date, and the remainder are to vest over a period of two years. We agreed to provide Mr. Clark with a two-year, non-interest bearing loan to allow him to immediately exercise vested stock options on a cashless basis. Under the agreement, Mr. Clark is entitled to a bonus of $25,000 upon completion of this offering, and an additional $25,000 bonus on the first anniversary of the agreement. After the first year of the agreement, Mr. Clark is to receive a bonus determined by our board of directors but no less than $50,000.
Mr. Clark's agreement also provides for health insurance benefits.

    We have entered into an employment agreement with our Chairman, Gail P. Zelitzky. Ms. Zelitzky's employment agreement has a term of three years beginning March 1, 2000. After the initial three-year term, the agreement will automatically renew for one-year periods, unless terminated by either party on upon sixty days written notice prior to the end of any term, or for cause. If Ms. Zelitzky voluntarily terminates the agreement based on our breach of the agreement or similar reasons, prior to March 1, 2002, she will receive her salary due for the entire term, and a performance bonus equal to the previous year's bonus multiplied by the number of years remaining in the agreement. If she voluntarily terminates the agreement based on our breach of the agreement or similar reasons, after March 1, 2002, she will receive a severance payment equal to one year's salary and the prior year's performance bonus. Ms. Zelitzky's base salary is $150,000 per year, and she also is to receive annual performance bonuses to be established by our board of directors based on our achieving certain financial goals. Under the agreement, Ms. Zelitzky is also entitled to a $50,000 bonus within thirty days of completion of this offering. Ms. Zelitzky also receives a car allowance of $500 per month, and health insurance benefits.

    We have entered into an employment agreement with our Chief Operating Officer, Steven Olsher, which has a term of three years beginning March 1, 2000. After the initial three-year term, the agreement will automatically renew for one-year periods, unless terminated by either party on upon sixty days written notice prior to the end of any term, or for cause. If Mr. Olsher voluntarily terminates the agreement based on our breach of the agreement or similar reasons, prior to March 1, 2002, he will receive his salary due for the entire term and a performance bonus equal to the previous year's bonus multiplied by the number of years remaining in the agreement. If he voluntarily terminates the agreement based on our breach of the agreement or similar reasons, after March 1, 2002, he will receive a severance payment equal to one year's salary and the prior year's performance bonus. Mr. Olsher's base salary is $150,000 per year, and he also is to receive annual performance bonuses to be established by our board of directors based on our achieving certain financial goals. Under the agreement, Mr. Olsher is also entitled to a $50,000 bonus within thirty days of completion of this offering. Mr. Olsher also receives a car allowance of $500 per month, and health insurance benefits.

    We have entered into an employment agreement with Jonathan McDermott, our Executive Vice President, Business Development. Mr. McDermott's employment began March 1, 2000 and may be terminated by us at any time. If we terminate
Mr. McDermott and he signs a separation agreement containing a general release and reaffirms a confidentiality agreement he has previously signed, we will make a severance payment to him equal to six months salary. Mr. McDermott's base salary is $150,000 per year, and he also is to receive annual performance bonuses to be established by our board of directors based on our achieving certain financial goals. In addition, upon execution of the agreement we issued to Mr. McDermott options to purchase 50,000 shares of our common stock at an exercise price of $3.52 per share. An option to purchase 20,000 shares vested upon execution of the agreement, and the remainder of the option shares are to vest at a rate of 2,000 per month. Mr. McDermott also receives health insurance benefits under the agreement.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation of our most highly compensated executive officers for services in their capacities to us for fiscal years 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                            -------------------------------------
                                                                                     OTHER ANNUAL    ALL OTHER
NAME AND CURRENT                               YEAR ENDED                            COMPENSATION   COMPENSATION
PRINCIPAL POSITION                              DEC. 31,    SALARY ($)   BONUS ($)     (1) ($)          ($)
------------------                             ----------   ----------   ---------   ------------   ------------
Gail P. Zelitzky.............................     1999        $48,100        0          $20,062           0
  Chairman                                        1998        $37,600        0          $28,931           0
                                                  1997        $34,750        0          $26,256           0

------------------------

(1) For the years 1997 through 1999, Ms. Zelitzky received a commission equal to 7.5% of our total advertising revenues. Ms. Zelitzky's current employment contract does not provide for the payment of any commissions to her.

    The total compensation we paid to all persons who served as directors and executive officers of ours in 1999, two persons, was $136,324.

2000 STOCK PLAN

    We have adopted the 2000 stock plan which we will use to attract, reward and retain our key employees, directors and consultants. The maximum number of shares of common stock reserved for issuance under the plan is 1,500,000 shares, subject to adjustment for certain anti-dilution provisions. As of April 7, 2000, we had granted options to purchase 1,171,617 shares of our common stock under the 2000 plan, with an average exercise price of $3.52 per share.

    Awards under the 2000 stock plan may be in the form of incentive stock options, or "ISOs", or non-qualified stock options; or stock purchase rights. Awards may be paid in shares, cash or a combination thereof.

    ADMINISTRATION. The plan is administered by the compensation committee, which has the authority to select the participants to be granted awards under the plan, determine the size and terms of an award, and determine the time when grants of awards will be made. The committee is authorized to, among other powers, interpret the plan, and establish, amend and rescind any rules and regulations relating to the plan.

    OPTIONS. An option may be granted as an ISO, as defined in the Internal Revenue Code of 1986, as amended, or as a non-qualified stock option. The exercise price per share of common stock is determined by the committee but cannot be less than 110% of the fair market value of the shares on the date of grant for any employee owning 10% or more of our voting stock, or 100% of the fair market value of the shares on the date of grant for all other employees. Options granted under the plan are exercisable at the time and upon the terms determined by the committee, but in no event will an option be exercisable more than ten years after the date it is granted.

    STOCK PURCHASE RIGHTS. The committee may also grant a stock purchase right independent of an option or in conjunction with an option or other award granted under the plan.

    EXERCISE OF OPTIONS. Except as otherwise provided in the stock plan or in an applicable award agreement, an award may be exercised for all, or any part, of the shares of common stock for which it is then exercisable. The purchase price for the shares of common stock as to which an award is exercised shall be paid to us in full at the time of exercise:

    - in cash;

    - by issuing a promissory note to us;

    - in shares of common stock having a fair market value equal to the aggregate option price for the shares of common stock being purchased and satisfying such other requirements as may be imposed by the compensation committee;

    - some combination of the above forms of payment.

    TRANSFERABILITY. Except to the extent provided by the committee, each option and stock purchase right granted under the plan is non-transferable during the lifetime of the participant, except in limited circumstances.

    TERMINATION, AMENDMENT AND TERM. The plan will terminate on January 9, 2010 unless terminated earlier by our board of directors. Our Board of Directors may suspend, amend or terminate the plan, in whole or in part. Furthermore, no amendment, suspension or termination of the plan may, without the consent of a participant, impair any of the rights or obligations existing under any award previously granted to any participant under the plan.

    ADJUSTMENTS. In the event of any change in the outstanding shares of our common stock by reason of any dividend or split, or merger, the committee, in its sole discretion, may make such substitution or adjustment as it deems to be equitable to the number or kind of shares or securities issued or reserved under the plan or to any affected terms of the awards.

OPTION GRANTS

    We did not grant any stock options or stock appreciation rights in 1999 or any previous year.

LIMITATION ON LIABILITY OF AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation will, upon the closing of this offering, limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or - any transaction from which the director derived an improper personal benefit.

    The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

    We intend to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws, prior to the completion of this offering. These agreements, among other things, will provide for indemnification for judgments, fines, settlement amounts and certain expenses, including attorneys' fees incurred by the director, executive officer or controller in any action or proceeding, including any action by or in our right, arising out of the person's services as a director, executive officer or controller of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

    Other than the employment agreements described under "Management" and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

GUARANTEES BY EXECUTIVE OFFICERS

    Steven Olsher, our Chief Operating Officer, and Gail Zelitzky, our Chairman, have each guaranteed our obligations under two loans. The first guaranty applies to draws on a line of credit with LaSalle Bank, FSB, which has an interest rate of 9.75% per year and is payable on demand. As of March 31, 2000 we had an outstanding balance of $125,000 on this line of credit. The second guaranty relates to a $192,000 promissory note that we issued in March 1999 to Bank One Illinois, N.A., which has an interest rate of 7.75% and a maturity date of September 19, 2004. We used the proceeds of this loan to purchase, and to make improvements to, the building in which our offices are located. As of March 31, 2000, we owed approximately $189,000 on this loan.

OTHER TRANSACTIONS

    On August 31, 1999, we entered into an agreement, entitled "Founder's Service Agreement, Acknowledgment and Receipt" with Corporate Capital Strategies, Inc. Jonathan McDermott, who is now our Senior Vice President, Business Development, was the Managing Director of Corporate Capital Strategies at the time we entered into these agreements. Mr. McDermott formerly worked as a registered representative at Dirks & Co., Inc., the representative of the underwriter. Mr. McDermott is no longer an officer of Corporate Capital Strategies, but is still a shareholder. Under the agreement with Corporate Capital Strategies it has agreed to: (a) assist us in preparing our business plan; (b) identify possible strategic partners or sources of capital;
(c) assist us in developing our financial and business models; and (d) consult with us on the composition of our board of directors, website development and other matters. Under the agreement, we paid Corporate Capital Strategies a total of $16,000, and issued to Corporate Capital Strategies ten percent of our shares, on a fully diluted basis as of August 1999, the date of issuance. We issued 13 1/3 shares to Corporate Capital Strategies under this agreement, which converted into 300,000 shares when we effectuated a stock split in December 1999. Corporate Capital Strategies later distributed all of these shares to its owners, including 118,000 to Mr. McDermott, and certain other individuals. We terminated this agreement in April 2000, and pursuant to the termination issued to Corporate Capital Strategies an additional 21,428 shares of our common stock and agreed to pay it $50,000 upon completion of this offering.

    On December 7, 1999, we entered into a consulting agreement with e-Consulting, Inc. which is owned by Mr. McDermott, our Senior Vice President, Business Development. The term of the agreement began on January 1, 2000 and was to terminate on the later of six months after its execution or the date of an initial public offering of our securities. Pursuant to this agreement we agreed to pay e-Consulting compensation of $10,000 per month, and to reimburse
Mr. McDermott or e-consulting for reasonable business expenses. e-Consulting agreed to provide us with business development, financial and investment banking consulting services. This agreement terminated on February 29, 2000, due to Mr. McDermott's joining us as a full-time employee. We paid Mr. McDermott a total of $20,000 under the agreement.

    Samantha McDermott, who is now our Manager of Marketing and Creative Services and the wife of Mr. McDermott, previously provided website and graphic design services as a consultant. We did not have a contract with Ms. McDermott. From September 1999 to December 1999, we paid her a total of approximately $3,800 for her services.

    In March 2000, we entered into a consulting agreement with Ron Bloom and Whodoweknow, LLC under which Mr. Bloom and Whodoweknow agreed to provide us with consulting services, including assisting us with investor relations and further developing our business plan and providing advice on our capital structure. John
G. Vandegrift, one of our directors, owns approximately 20% of Whodoweknow. The agreement has a one-year term beginning on March 14, 2000. Upon execution of the agreement, agreed to provide Mr. Bloom and Whodoweknow with five-year warrants to purchase our common stock at a price of $3.52 per share, to be divided among them in any manner they choose, on the following terms: (a) a warrant to purchase 80,000 shares upon execution of the agreement, (b) a warrant to purchase 5,000 shares for each of the six months beginning with April 2000, and
(c) on October 1, 2000, in the discretion of our Chief Executive Officer, a warrant to purchase an additional 30,000 shares. If the employment of our Chief Executive Officer is terminated for any reason before October 1, 2000, we are required to immediately issue the final warrants to purchase 30,000 shares to the consultants. Under the agreement we have also agreed to grant "piggyback" and demand registration rights to the consultants. The agreement also requires that if we raise capital through a securities offering, or acquire another entity during the term of the agreement or within one year of the termination of the agreement, and the transaction arises as a result of an introduction made by Mr. Bloom to us, we will pay Mr. Bloom five percent of the value of the consideration for the transaction up to $5,000,000, and three percent of the value of the transaction in excess of $5,000,000. We have also agreed to indemnify the consultants for losses or expenses arising from any breach of a representation or warranty we make in the agreement or activities performed by the consultants under the agreement, unless the losses resulted from intentional misconduct or gross negligence of the consultants or from information provided by the consultants.

    We believe that the transactions described above were fair and reasonable and on terms at least as favorable as we would expect to negotiate with an unaffiliated third party. In the future, we intend to present all proposed transactions between us and our officers, directors or 5% shareholders, and affiliates, to our board of directors for consideration and approval. Any such transaction will require approval by a majority of the directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

OPTIONS GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

    BARRY L. GRIEFF. In March 2000 we granted to Barry L. Grieff an option to purchase 727,117 shares of our common stock at an exercise price of $3.52 per share.

    SCOTT B. CLARK. In March 2000 we granted to Scott B. Clark an option to purchase 160,000 shares of our common stock at an exercise price of $3.52 per share.

    JONATHAN MCDERMOTT. In March 2000 we granted to Jonathan McDermott an option to purchase 50,000 shares of our common stock at an exercise price of $3.52 per share.

    JOHN G. VANDEGRIFT. In March 2000 we granted to John G. Vandegrift an option to purchase 17,500 shares of our common stock at an exercise price of $3.52 per share.

    RALPH J. SORRENTINO. In March 2000 we granted to Ralph J. Sorrentino an option to purchase 17,500 shares of our common stock at an exercise price of $3.52 per share.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock by:

    - our directors;

    - each of our named executive officers;

    - each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

    - each of our directors, director nominees and executive officers, as a group.

    Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

    A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days from the date of this prospectus, have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Common stock beneficially owned is based on 3,319,664 shares outstanding prior to the offering and 7,053,558 shares outstanding after the offering.

    Unless otherwise indicated, the address of each person listed below is 4205 West Irving Park Road, Chicago, Illinois, 60641.

                                             BENEFICIAL OWNERSHIP
                                              PRIOR TO OFFERING
                                      ----------------------------------
                                                       SHARES ISSUABLE                   PERCENT
                                       NUMBER OF     PURSUANT TO OPTIONS           BENEFICIALLY OWNED
                                         SHARES         AND WARRANTS       -----------------------------------
                                      BENEFICIALLY   EXERCISABLE WITHIN         BEFORE             AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED           60 DAYS OF            OFFERING           OFFERING
------------------------------------  ------------   -------------------   ----------------   ----------------
Barry L. Grieff.................               0            246,674              6.92%              3.38%
Scott B. Clark..................               0             65,000              1.92%                 *
Steven Olsher...................       1,282,500                  0             38.63%             18.18%
Gail P. Zelitzky................       1,282,500                  0             38.63%             18.18%
Jonathan McDermott..............         118,000             32,000              4.48%              2.12%
Bryan D. Legate.................          42,222(1)               0              1.27%                 *
Ralph J. Sorrentino.............               0              6,563                 *                  *
John G. Vandergrift.............               0            164,830(2)           4.73%              2.28%
All directors, director nominees and
  executive officers, as a group (8
  persons)......................       3,105,222            427,056             94.41%             47.83%

------------------------

*   Less than 1% of our outstanding shares.

(1) Consists of 42,222 shares of our Series A Preferred Stock owned by Tazmanic Corporation, for which Mr. Legate has voting power, and which will automatically convert into shares of our common stock upon completion of this offering.

(2) Includes an option to purchase 6,563 shares of our common stock held by Mr. Vandegrift, 35,511 shares of our common stock to be issued to Mr. Vandegrift upon the conversion of a promissory note held by him when this offering is completed, a warrant to purchase 17,756 shares of our common stock issued to Mr. Vandegrift in connection with his purchase of the convertible promissory note, and warrants to purchase 105,000 shares of our common stock which could be granted to Whodoweknow, LLC, a company in which Mr. Vandegrift has an ownership interest, pursuant to a consulting agreement with us.

                           DESCRIPTION OF SECURITIES

GENERAL

    We are authorized to issue 50,000,000 shares of common stock, par value $.00001 per share, of which 3,050,000 shares were issued and outstanding on December 31, 1999 and 10,000,000 shares of preferred stock, par value $.00001 per share, the rights and preferences of which may be established from time to time by our board of directors, none of which is outstanding. Except as otherwise expressly stated, all references in this prospectus to us or our capital stock (including the common stock) are to such after completion of the offering. Immediately following completion of the offering, there are expected to be 7,053,558 shares of common stock (7,503,558 shares of common stock if the underwriters' over-allotment options is exercised in full) and no shares of preferred stock outstanding. This amount excludes:

    - 1,171,617 shares issuable pursuant to options which have been granted pursuant to our 2000 stock plan;

    - 328,383 shares of common stock available for future issuance under our incentive plans;

    - 1,500,000 shares issuable pursuant to the exercise of the redeemable warrants offered by this prospectus;

    - 300,000 shares issuable upon the exercise of the representative's warrants; and

    - 150,000 shares issuable upon exercise of the 150,000 common stock purchase warrants included in the representative's warrants.

    The following description of our capital stock and related matters is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    Our certificate of incorporation authorizes 50,000,000 shares of common stock, par value $.00001 per share. Stockholders are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available, after payment of dividends required to be paid on outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The shares of common stock have no preemptive or conversion rights and are not subject to our further calls or assessment. There are no redemption or sinking fund provisions applicable to the common stock. All of our currently issued and outstanding common stock is, and the common stock we are selling in this offering will be when sold to the underwriters in the manner described in this prospectus, duly authorized, validly issued, fully paid and non-assessable.

    Our certificate of incorporation does not provide for cumulative voting. Therefore, our shareholders do not have the right to aggregate their votes for the election of directors and, accordingly, the shareholders of more than 50% of all of our outstanding shares can elect all of the directors and approve significant corporate transactions.

PREFERRED STOCK

    Our board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of our common stock. At present, we have not plans to issue any additional shares of our preferred stock.

SERIES A PREFERRED STOCK

    ISSUANCE OF SERIES A PREFERRED STOCK. All 422,222 shares of our Series A Preferred Stock were issued in January 2000 in connection with a bridge loan we received from a third party. The lender agreed to loan us $500,000, to be paid out of the proceeds of this offering. In exchange for the bridge loan, we issued a promissory note which does not bear interest, and also issued the 422,222 shares of Series A Preferred Stock.

    LIQUIDATION PREFERENCE OVER COMMON STOCK. The holders our Series A Preferred Stock have the right to receive payments from any assets or funds of ours before the holders of common stock in the event we are subject to a liquidation, dissolution or winding up. The liquidation preference of each holder is equal to approximately $3.55 per share if the promissory note held by the holders of Series A Preferred Stock has been paid at the time of liquidation, dissolution or winding up, and approximately $4.74 per share if the note has been paid off at this time. In addition, the amount of this liquidation preference will be increased by the amount of any unpaid dividends on the Series A Preferred Stock. If we do not have enough assets to make the liquidation payments to which the holders of the Series A Preferred Stock and any other classes of stock with priority over the common stock are entitled, then the holders of the Series A Preferred Stock will receive a portion of the available assets in proportion to their ownership interests.

    DIVIDENDS. If we declare a dividend, the holders of our Series A Preferred Stock will share equally with the holders of our common stock in the dividend. The share of the dividend to which the holders of the Series A Preferred Stock will be entitled will be calculated based on the number of shares of common stock to be received upon conversion of the Series A Preferred Stock.

    CONVERSION. The holders of the Series A Preferred Stock have the right to convert their shares into shares of our common stock at any time. The shares of Series A Preferred Stock will automatically convert into shares of our common stock upon completion of this offering. The number of shares of common stock which the holders of the Series A Preferred Stock are entitled to receive for each share of Series A Preferred Stock is calculated by dividing the original issue price of the Series A Preferred Stock of approximately $1.18 per share by a conversion price which is subject to adjustment. The initial conversion price was equal to the issue price of the Series A Preferred Stock of approximately $1.18 per share, so the initial conversion rate was one share of common stock for each share of Series A Preferred Stock. The conversion price will be adjusted for the following:

    - certain issuances of shares at a price less than the conversion price for the Series A Preferred Stock at the time of the issuance;

    - certain issuances of options with an exercise price of less than the conversion price of the Series A Preferred Stock; and

    - stock splits, dividends or combinations.

    VOTING RIGHTS. On each matter submitted to our stockholders for a vote, the holders of the Series A Preferred Stock are entitled to the number of votes to which they would be entitled if their shares were converted to shares of common stock.

    SPECIAL VOTING RIGHTS. The holders of the Series A Preferred Stock have the option to elect a Series A Director to our board of directors. If they choose to exercise this right, the Series A Director will be elected by holders of a majority of the shares of Series A Preferred Stock or by a written consent of the holders of Series A Preferred Stock. The holders of the Series A Preferred Stock have exercised their right to elect Mr. Legate to our board of directors. We are required to obtain the approval of either 66 2/3% of outstanding shares of Series A Preferred Stock, or a representative of the holders of Series A Preferred Stock unanimously designated in writing by these holders, to take the following actions:

    - selling all or substantially all of our assets or engaging in a merger in which we are not the surviving company;

    - paying dividends on our common stock;

    - making any loans or advances to our officers, directors, employees or consultants other than in the ordinary course of business or for the purchase of stock in exchange for a secured promissory note;

    - making any guarantees outside of the ordinary course of business;

    - creating a security interest in any of our property in an amount over $100,000, unless unanimously approved by our board of directors;

    - owning the securities of another corporation, partnership or similar entity unless we own the entire entity;

    - creating a new class of securities which are convertible into common stock and which have rights with regard to voting, dividends or liquidation which are equal or superior to the rights of the Series A Preferred Stock;

    - make any changes to our certificate of incorporation or bylaws which would change the rights, preferences or privileges of the Series A Preferred Stock;

    - enter into a business other than the development, marketing and support of a website related to the sale of alcoholic beverages on the Internet and related activities;

    - increase or decrease the authorized number of shares of our common stock, preferred stock, or Series A Preferred Stock;

    - increase the number of shares available to be issued under our stock option plan or a similar plan to greater than 750,000;

    - increase the size of our board of directors to more than five members; or

    - repay any money we owe to any shareholder of ours.

    PREEMPTIVE RIGHTS. If we offer any equity securities for sale before conducting a public offering at a price of at least four times the initial issue price of the Series A Preferred Stock, as adjusted for any stock dividends, splits or similar transactions, the holders of the Series A Preferred Stock have the right, with certain exceptions, to purchase a number of the equity securities option which allows them to maintain their percentage of ownership in us. The preemptive rights of the holders of the Series A Preferred Stock will no longer exist once the Series A Preferred Stock is converted into shares of our Common Stock upon completion of this offering.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    GENERALLY. Each redeemable common stock purchase warrant entitles the registered holder to purchase, at any time commencing twelve months after the date of this prospectus until 60 months after the date of this prospectus, one share of our common stock at a price equal to 120% of the initial public offering price of the common stock.

    REDEMPTION PROVISIONS. Commencing eighteen months after the date of this prospectus, we may redeem these warrants in whole but not in part, at $.10 per warrant on 30 days' prior written notice. The warrants may only be redeemed if the average closing sale price of our common stock as reported on the Nasdaq National Market equals or exceeds 250% of the initial public offering price per share of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. The holder of any redeemable warrant may exercise the warrant by surrendering the certificate representing the warrant and paying the exercise price. No fractional shares will be issued upon the exercise of the warrants. The exercise price of the redeemable warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered in this offering.

    ADJUSTMENTS. The exercise price of the redeemable warrants and the number of shares of common stock issuable upon exercise are subject to adjustment in certain events, including (a) stock dividends, (b) stock splits,
(c) combinations or (d) reclassifications of the common stock. Additionally, an adjustment would be made in the case of a (a) reclassification or exchange of common stock, (b) consolidation or merger of us with or into another corporation, other than a consolidation or merger in which we are the surviving corporation, or (c) sale of all or substantially all of our assets, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the redeemable warrant.

    TRANSFER, EXCHANGE AND EXERCISE. The redeemable warrants are in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time they will be void and have no value. The redeemable warrants may not be exercised until 12 months after the date of this prospectus. If a market for the redeemable warrants develops, the holder may sell the redeemable warrants instead of exercising them. However, we do not know if a market for the redeemable warrants will develop or, if developed, will continue.

    MODIFICATION OF REDEEMABLE WARRANTS. We and the warrant agent may make such modifications to the redeemable warrants as we deem necessary and desirable that do not adversely affect the interests of the redeemable warrant holders. We may, in our sole discretion, lower the exercise price of the redeemable warrants for a period of no less than 30 days on not less than 30 days' prior written notice to the warrant holders and the representative. Modification of the number of securities purchasable upon the exercise of any redeemable warrant, the exercise price, other than as provided in the preceding sentence, and the expiration date with respect to any redeemable warrant requires the consent of at least two-thirds of the redeemable warrant holders.

    The redeemable warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the redeemable warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising holders of the redeemable warrants. Although we have undertaken to use our best efforts to have all of the shares of common stock issuable upon exercise of the redeemable warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the redeemable warrants. We do not know if we will be able to do so.

    Although the securities will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, investors in those jurisdictions may purchase redeemable warrants in the secondary market or investors may move to jurisdictions in which the shares underlying the redeemable warrants are so registered or qualified during the period that the warrants are exercisable. If this happens, we would be unable to issue shares to those persons desiring to exercise their warrants, and holders of redeemable warrants would have no choice but to attempt to sell the warrants in jurisdictions where such sale is permissible or allow them to expire unexercised.

REPRESENTATIVE WARRANTS

    At the closing of this offering, we will issue and sell to the representative of the underwriters or persons designated by the representative, five-year warrants at a price of $.0001 per warrant. The representative's warrants will entitle the holder to purchase up to 300,000 shares of our common stock at a price per share equal to 120% of the initial public offering price for the shares of common stock offered by this prospectus and up to 150,000 warrants at a price per warrant equal to 120% of the initial public offering price for the redeemable warrants offered by this prospectus. The representative's warrants are exercisable at any time for four years commencing on the one-year anniversary from the date of issuance. The shares of common stock, redeemable warrants and the shares of common stock underlying the redeemable warrants issuable upon exercise of the representative's warrants are identical to those offered to the public and the securities underlying the representative's warrants are being registered in this offering. The representative's warrants contain anti-dilution provisions providing for adjustment of the number of securities issuable upon exercise of the representative's warrants under specific circumstances, including (a) stock dividends, (b) stock splits, (c) mergers, (d) recapitalizations and
(e) acquisitions.

WARRANTS

    With respect to $900,000 in convertible notes purchased in a private placement, in March 2000 we issued five-year warrants to purchase a total of 127,843 shares of our common stock at a price of $2.64 per share. In addition, after the date of this prospectus we will issue to the holders of our Series A Preferred Stock Five-Year Warrants to purchase a total of 14,205 shares of our common stock. These warrants are issuable pursuant to the exercise by the preferred holders of their preemptive rights in connection with the convertible note offering. In March 2000, under a consulting agreement, we issued to two consultants five-year warrants to purchase a total of 80,000 shares. One of the consultations is Whodoweknow, a company in which John G. Vanderift, one of our directors, has an ownership interest. Under the agreement we are obligated to issue warrants to purchase up to an additional 90,000 shares of common stock at an exercise price of $3.52 per share. The warrants issued to the noteholders and the consultants are each exercisable only upon payment in cash. The warrants include features for adjustment in the event of a common stock split, stock dividend, reverse common stock split, merger, consolidation or other change in our capital structure. Holders of the warrants have no voting rights until such time as our underlying common stock is issued to the holder. Upon the issuance of our common stock to the holders of the warrants, the holders shall have the same rights as any other stockholder owning our common stock.

CONVERTIBLE NOTES

    We have issued a total of ten convertible notes. In addition, the holders of our Series A Preferred Stock have made a commitment to purchase an additional note. Each convertible note bears interest at the prime rate, as published in The Wall Street Journal, plus two percent. The interest rate on each note will be adjusted each month based on changes in the prime rate. Each note has a maturity date of December 31, 2002, but automatically converts into shares of our common stock at a conversion price of $3.52 per share upon completion of this offering, but may be converted earlier, at the same conversion price, at the option of the holder.

REGISTRATION RIGHTS

    We have agreed to provide the holders of the representative's warrants with "piggyback" registration rights for a period of seven years. Under the terms of the piggyback registration rights, if we intend to register additional securities for sale to the public, we will notify all registered holders of the representative's warrants and/or the securities underlying the representative's warrants. If requested by the holders of the representative's warrants, we will provide, at our expense, material to permit a public offering of the securities underlying the representative warrants. Additionally, we have agreed to provide the holders of the representative's warrants with "demand" registration rights for a period of five years from closing. Under the terms of the demand registration rights, a majority of the holders of representative's warrants may, on one occasion, make a demand for registration which obligates us to promptly register the underlying securities at our own expense.

    We have also granted piggyback and demand registration rights to purchasers of our Series A Preferred Stock. The piggyback registration rights allow these purchasers to include the shares of common stock received on conversion of the Series A Preferred Stock in a registration statement which we file. The demand registration rights allow holders of a majority of the Series A Preferred Stock, or common stock into which it is converted, on one occasion, to have us file a registration statement registering their shares of common stock at our own expense. In addition, we have agreed to use our best efforts to qualify for the use of Form S-3 under the Securities Act, and have granted the holders of the Series A Preferred Stock the right to request two registrations on Form S-3. All of the piggyback and demand registration rights of a particular holder of the Series A Preferred Stock will terminate if an active public trading market exists for our stock and the holder can sell all of his securities within a ninety-day period pursuant to Rule 144 under the Securities Act. In addition, the demand registration rights expire in January 2002. The holders of the Series A Preferred Stock have exercised their registration rights in connection with the registration statement of which this prospectus forms a part. We have granted registration rights which are identical to those granted to the holders of our Series A Preferred Stock to Ronald Bloom and Whodoweknow,LLC with respect to shares of common stock issuable upon exercise of warrants granted under an agreement with these two consultants. Mr. Bloom and Whodoweknow have waived their registration rights in connection with this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became uninterested stockholder, unless, with certain exceptions, the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    Our bylaws provide that our board of directors shall not have more than seven members. This provision may have the effect of deterring hostile takeovers or delaying changes in control or management of us. In addition, we must obtain the approval of the holders of 66 2/3% of the outstanding shares of our Series A Preferred Stock before taking certain actions, including engaging in a merger or increasing the size of our board to more than five members. These voting rights may also have the effect of deterring takeovers or delaying changes in control.

TRANSFER AND WARRANT AGENT

    We intend to appoint Continental Stock Transfer and Trust Company as our transfer and warrant agent.

                        RESALES BY SELLING SHAREHOLDERS

    The registration statement, of which this prospectus forms a part, also relates to the registration by us, for the account of selling shareholders, of an aggregate of 422,222 shares of our common stock to be issued upon conversion of all of our shares of Series A Preferred Stock. The selling shareholders' shares are not being underwritten by the underwriters in connection with this offering. The selling shareholders have agreed not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their shares of common stock for a period of six months after the date of this prospectus. The sale of the selling shareholders' shares may be conducted from time to time in transactions, which may include block transactions by or for the account of the selling shareholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling shareholders' shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may conduct such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling shareholders, or to broker-dealers who may purchase shares as principals and afterwards sell their shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchaser for whom which broker-dealers may act as agents or to whom they may sell as principals, or both. The compensation as to a particular broker-dealer may exceed customary commissions. The selling shareholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be 'underwriters' within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act. Sales of any shares of common stock by the selling shareholders may depress the price of the common stock in any market that may develop for the stock.

                                                                                             SHARES OWNED
                                                                         COMMON STOCK      AFTER OFFERING(2)
                                                     SHARES OWNED         OFFERED BY      -------------------
NAME OF SELLING SHAREHOLDER                       BEFORE OFFERING(1)   BENEFICIAL OWNER    NUMBER    PERCENT
------------------------------------------------  ------------------   ----------------   --------   --------
GEM Global Group Yield Fund Limited(3)..........       168,890              168,890          0          0%
Global Strategic Holdings Limited...............        84,444               84,444          0          0%
Ocean Strategic Holdings Limited................        84,444               84,444          0          0%
Tazmanic Corporation (4)........................        42,222               42,222          0          0%
W.R. Timken Trust fbo Alexander C. Timken.......        42,222               42,222          0          0%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days from the date of this prospectus, have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2) Assumes the sale of all of the shares registered in the registration statement of which this prospectus forms a part.

(3) Consists of shares of our Series A Preferred Stock which will automatically convert into shares of our common stock upon completion of this offering.

(4) Bryan D. Legate, one of our directors, is also considered to beneficially own these shares because he has the power to vote the shares.

                        SHARES AVAILABLE FOR FUTURE SALE

    Prior to this offering, there was no market for any of our securities and we do not know if significant public market will develop for any of our securities following completion of this offering. We cannot predict the effect, if any, that sales of shares of our common stock will have on the market price of our common stock. However, sales of substantial amounts of such shares in the public market could cause the market price of our common stock to decline or impair our ability to raise money through an offering of our equity securities.

    Upon completion of this offering, we will have 7,053,558 shares of common stock outstanding, and 1,500,000 warrants to purchase common stock, in each case assuming that the underwriters do not exercise their over-allotment option to purchase additional shares or warrants. The 3,000,000 shares of common stock sold in this offering and the 1,500,000 warrants to purchase a like number of common stock also sold in this offering will be freely tradeable without restriction or further registration under the Securities Act; provided, however, that none of the shares or warrants are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

    The remaining 4,053,558 shares of common stock held by our existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. We had warrants to purchase 300,125 shares outstanding prior to this offering. All 4,353,683 shares owned by our existing stockholders or underlying warrants currently outstanding will be subject to "lock-up" agreements described below on the effective date of this offering. On the effective date of this offering, shares not subject to the lock-up will not be eligible for sale pursuant to Rule 144(h). All of our officers and directors as well as stockholders collectively holding more than 100% of the outstanding common stock have entered into lock-up agreements with the underwriters that provide that the shares set forth in the table below will become eligible for sale on the dates set forth in the table below, subject in most cases to the limitations of Rule 144. In addition, holders of stock options could exercise these options and sell shares issued on exercise as described below.

                                                    APPROXIMATE
                                                SHARES ELIGIBLE FOR
                RELEVANT DATES                      FUTURE SALE                      COMMENT
                --------------                  -------------------                  -------
On effective date(1)..........................       3,000,000        Shares sold in this offering
90 days after effective date(2)...............              --        Shares tradeable under Rules 144 and
                                                                      701.
180 days after effective date(2)..............       4,353,683        All shares subject to lock-up
                                                                      released; shares tradeable under
                                                                      Rule 144 and 701.

------------------------

(1) Assumes no exercise of the underwriter's over-allotment option to purchase additional shares in the offering.

(2) The effective date is                 .

    We have agreed not to offer or sell any of our securities for a period of thirteen months from the date of this prospectus without the consent of the representative, except that we may conduct a secondary public offering of our securities in an amount of at least $30,000,000 if the representative is given the opportunity to participate in the secondary offering. Our officers and directors and all of our current stockholders have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our securities for a period of six months following the date of this prospectus, without the prior written consent of the representative.

RULE 144

    In general, under Rule 144, as currently in effect, beginning 90 days after completion of this offering, a person or persons, including an affiliate, whose shares are aggregated and who has satisfied a one-year holding period including the period of any prior owner who is not an affiliate of ours, may sell within any three-month period a number of shares which does not exceed the greater of:

    - 1% of the then outstanding shares of our common stock; or

    - the average weekly trading volume during the four calendar weeks preceding the sale

    Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us.

RULE 144(K)

    Rule 144(k) also permits the sale of shares, without any volume limitation or manner of sale or public information requirements, by a person who is not an affiliate of ours and who has not been an affiliate of ours for at least the three months preceding the sale, and who has satisfied a two-year holding period.

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

    The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates", as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below, have agreed through Dirks & Company, Inc. as the representative of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of units set forth opposite their respective names:

UNDERWRITERS                                                  NUMBER OF UNITS
------------                                                  ---------------
Dirks & Company, Inc........................................
                                                                 ---------
  Total.....................................................     1,500,000
                                                                 =========

    The underwriting agreement provides that the obligations of the several underwriters under that agreement depend on various conditions, including:

    - the absence of any material adverse change in our business;

    - the absence of any event that has materially disrupted or in the representative's opinion will in the immediate future materially adversely disrupt the financial markets;

    - the absence of our default under any of our agreements or contracts;

    - the continued truth of the statements made in this prospectus;

    - the absence of any event that in the representative's opinion that would make it inadvisable to proceed with this offering,

    - the continued employment of some of our officers and directors; and

    - the receipt of certificates, opinions and letters from us, our counsel and our independent public accountants.

    This section contains the material conditions upon which the underwriting agreement depends, although we direct you to the underwriting agreement, the form of which is filed in an exhibit to the registration statement, of which this prospectus forms a part, for a complete list of the conditions of the underwriters' obligations.

    The underwriters are committed to take and to pay for all of the units offered by this prospectus, if any are purchased. In the event of a default by any of the underwriters, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The underwriters will offer the units to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may allow
some dealers concessions of not more than $      per unit. The underwriters also
may allow, and those dealers may re-allow, a concession of not more than
$            per unit to some other dealers. The public offering price, concessions and re-allowances may be changed after the completion of this offering.

    We have agreed to indemnify the underwriters and their controlling persons against some liabilities, as more fully set forth in the underwriting agreement, including liabilities under the Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make.

    We have also agreed to pay to the representative a non-accountable expense allowance equal to two and one half percent of the gross proceeds of this offering, less $25,000 which has been paid to a prior underwriter.

    We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states that the representative may designate, including fees and expenses of counsel retained for these purposes by the representative, and the costs and expenses in connection with qualifying the offering with the National Association of Securities Dealers, Inc.

    The representative of the underwriters has informed us that the underwriters do not expect sales of the units offered by this prospectus to be made to discretionary accounts to exceed five percent of the total number of units offered.

    We, have agreed not to offer or sell any of our securities for a period of thirteen months from the date of this prospectus without the consent of the representative, except that we may conduct a secondary public offering of our securities in an amount of at least $30,000,000 if the representative is given the opportunity to participate in the secondary offering. Our officers and directors and all of our current stockholders have agreed that, for a period of six months from the completion of this offering, we and they will not, without the prior written consent of the representative:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

    We have agreed to issue and sell to the representative of the underwriters or its designees, for nominal consideration, warrants to purchase 100,000 shares of our common stock and/or 50,000 redeemable common stock purchase warrants. The representative's warrants are exercisable for a period of four years commencing
one year after the date of issuance at a price equal to $      per share of
common stock and $0.12 per redeemable common stock purchase warrant. The representative's warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares issuable upon exercise, upon the occurrence of specific events, including (a) stock dividends,
(b) stock splits and (c) recapitalizations. The representative's warrants contain demand and piggyback registration rights relating to the shares of common stock issuable upon exercise of these warrants. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price of our shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one-year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.

    We have agreed to grant the representative the right, for one year from the date of this prospectus, to designate one person to attend all meetings of our board of directors. The representative has not yet exercised its right to designate this person. We have agreed to reimburse the representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of our board of directors. As a results of our agreements with the representative of the underwriters, the representative will continue to have influence over us following the completion of this offering.

    Prior to this offering, there has been no public market for any of our securities. The initial public offering price of the units and the underlying securities offered by this prospectus will be determined by negotiations between the representative and us. Among the factors considered in determining the price include:

    - prevailing market conditions,

    - the history of and the prospects for the industry in which we compete,

    - an assessment of our management,

    - our prospects, and

    - our capital structure.

    The offering price does not necessarily bear any relationship to our assets, results of operations or net worth. There can be no assurance that an active trading market will develop for any of the securities offered by this prospectus, or that such securities will trade in the public market at or above the initial public offering price.

    The representative, on behalf of the underwriters, may engage in:

    - over-allotments,

    - stabilizing transactions,

    - syndicate covering transactions, and

    - penalty bids.

    An over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of common stock and warrants being offered so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock and warrants originally sold by the syndicate member are purchased in a syndicate covering transaction and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise, and if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transaction in our securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

                                 LEGAL MATTERS

    Certain legal matters in connection with the offering, including the validity of the shares of common stock and the redeemable common stock purchase warrants offered hereby, and the shares of common stock underlying the warrants offered hereby, will be passed on for us by Shefsky & Froelich, Ltd., Chicago, Illinois. Certain shareholders of Shefsky & Froelich, Ltd. own shares of our common stock. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

    Our consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 appearing in this prospectus and registration statement, have been audited by Blackman Kallick Bartelstein, LLP, independent auditors, Chicago, Illinois, as set forth in their reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

    We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted certain portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete. To gain a complete understanding of any such contract or other documents, you should read the copies which are filed as exhibits to the registration statement.

    For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission's main offices at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13(th)Floor, New York, New York 10048. You can inspect this material for free at the Commission's offices, and you can make copies of the material if you pay fees established by the Commission. The Commission's phone number is 1-800-SEC-0330 (1-800-732-0330).

    The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http://www.sec.gov.

    Upon effectiveness of the registration statement, we will be subject to the reporting requirements of the Securities Exchange Act and intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

    We have applied for listing of our securities on the Nasdaq National Market and upon listing, investors can obtain information about us on its website http://www.nasdaqamex.com.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                PAGE
                                                              --------
Independent Auditor's Report................................      F-2

Balance Sheets..............................................      F-3

Statements of Operations....................................      F-4

Statements of Stockholders' Deficit.........................      F-5

Statements of Cash Flows....................................      F-6

Notes to Financial Statements...............................   F-7-15

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Liquor.com, Inc.

    We have audited the accompanying balance sheets of LIQUOR.COM, INC. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LIQUOR.COM, INC. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

    As discussed in Note 13 to the financial statements, on January 7, 2000, the Company obtained $500,000 of bridge financing. Repayment of this promissory note is highly dependent upon the success of the upcoming public offering.

                                          /s/ Blackman Kallick Bartelstein, LLP

Chicago, Illinois
February 15, 2000

                                LIQUOR.COM, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                                                                                       PRO FORMA
                                                                                     STOCKHOLDERS'
                                                                                      EQUITY 1999
                                                              1998         1999       (UNAUDITED)
                                                            ---------   ----------   -------------
                                              ASSETS
CURRENT ASSETS
  Cash....................................................  $ 461,924   $  340,786
  Accounts receivable, less allowance for doubtful
    accounts of $10,000 in 1999 and $0 in 1998............     74,155      520,312
  Prepaid expenses and other current assets...............     24,310       51,076
                                                            ---------   ----------
    Total Current Assets..................................    560,389      912,174
PROPERTY AND EQUIPMENT (Net of accumulated depreciation
  and amortization).......................................     20,742      248,361
OTHER.....................................................     22,246       51,775
                                                            ---------   ----------
                                                            $ 603,377   $1,212,310
                                                            =========   ==========

                              LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Short-term borrowings--Bank.............................  $   5,000   $   25,000
  Accounts payable--Trade.................................    654,100    1,074,942
  Long-term debt due within one year......................         --        4,432
  Accrued expenses........................................      4,018       26,365
                                                            ---------   ----------
    Total Current Liabilities.............................    663,118    1,130,739
                                                            ---------   ----------
NONCURRENT LIABILITIES
  Long-term debt (Net of portion included in current
    liabilities)..........................................         --      186,512
  Due to related party....................................     31,975       31,975
                                                            ---------   ----------
    Total Noncurrent Liabilities..........................     31,975      218,487
                                                            ---------   ----------
    Total Liabilities.....................................    695,093    1,349,226
                                                            ---------   ----------
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock--$.00001 par value; authorized--6,000,000;
    shares issued--2,700,000 shares and 3,050,000 shares
    as of December 31, 1998, 1999, respectively; pro forma
    3,472,222 issued and outstanding at December 31.......         27           31     $      35
  Additional paid-in capital..............................     19,123      169,169       699,165
  Preferred stock--$.00001 par value;
    authorized--1,000,000 shares; issued 0 shares as of
    December 31, 1998 and 1999............................         --           --            --
  Accumulated deficit.....................................   (110,916)    (306,116)     (306,116)
                                                            ---------   ----------     ---------
    Total Stockholders' (Deficit) Equity..................    (91,716)    (136,916)    $ 393,084
                                                            ---------   ----------     =========
                                                            $ 603,377   $1,212,310
                                                            =========   ==========

    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                   AMOUNT                             % OF NET SALES
                                    ------------------------------------   ------------------------------------
                                       1997         1998         1999        1997          1998          1999
                                    ----------   ----------   ----------   --------      --------      --------
REVENUES..........................  $1,281,453   $1,818,960   $2,788,187    100.0%        100.0%        100.0%
COST OF REVENUES..................     704,486    1,076,197    1,946,758     55.0          59.2          69.8
                                    ----------   ----------   ----------    -----         -----         -----
GROSS PROFIT......................     576,967      742,763      841,429     45.0          40.8          30.2
                                    ----------   ----------   ----------    -----         -----         -----
OPERATING EXPENSES
  Marketing.......................     312,814      339,973      425,236     24.4          18.7          15.3
  General and administrative......     310,804      360,174      592,613     24.3          19.8          21.3
                                    ----------   ----------   ----------    -----         -----         -----
    Total Operating Expenses......     623,618      700,147    1,017,849     48.7          38.5          36.5
                                    ----------   ----------   ----------    -----         -----         -----
(LOSS) INCOME FROM OPERATIONS.....     (46,651)      42,616     (176,420)    (3.6)          2.3          (6.3)
INTEREST EXPENSE..................      (7,470)      (7,053)     (18,780)     (.6)          (.4)          (.7)
                                    ----------   ----------   ----------    -----         -----         -----
NET (LOSS) INCOME.................  $  (54,121)  $   35,563   $ (195,200)    (4.2)%         1.9%         (7.0)%
                                    ==========   ==========   ==========    =====         =====         =====
NET (LOSS) INCOME PER SHARE:
  BASIC AND DILUTED...............  $    (0.02)  $     0.01   $    (0.06)
                                    ==========   ==========   ==========
SHARES USED IN COMPUTING BASIC AND
  DILUTED NET (LOSS) INCOME PER
  SHARE...........................   3,026,956    3,026,956    3,033,216
                                    ==========   ==========   ==========
PRO FORMA NET LOSS
  PER SHARE:
  BASIC AND DILUTED (UNAUDITED)...                            $    (0.06)
                                                              ==========
SHARES USED IN COMPUTING
  PRO FORMA NET LOSS
  PER SHARE
  BASIC AND DILUTED (UNAUDITED)...                             3,034,373
                                                              ==========

    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                 COMMON STOCK         PREFERRED STOCK      ADDITIONAL                     TOTAL
                             --------------------   --------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                              SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL       DEFICIT        DEFICIT
                             ---------   --------   ---------   --------   ----------   -----------   -------------
BALANCE, JANUARY 1, 1997...  2,700,000    $   27           --   $     --    $ 19,173     $ (92,358)     $ (73,158)
  Net loss.................         --        --           --         --          --       (54,121)       (54,121)
                             ---------    ------    ---------   --------    --------     ---------      ---------
BALANCE, DECEMBER 31,
  1997.....................  2,700,000        27           --         --      19,173      (146,479)      (127,279)
  Net income...............         --        --           --         --          --        35,563         35,563
                             ---------    ------    ---------   --------    --------     ---------      ---------
BALANCE, DECEMBER 31,
  1998.....................  2,700,000        27           --         --      19,173      (110,916)       (91,716)
  Issuance of common stock
    for professional
    services...............    300,000         3           --         --      99,997            --        100,000
  Issuance of common stock
    for cash...............     50,000         1           --         --      49,999            --         50,000
  Net loss.................         --        --           --         --          --      (195,200)      (195,200)
                             ---------    ------    ---------   --------    --------     ---------      ---------
BALANCE, DECEMBER 31,
  1999.....................  3,050,000        31           --         --     169,169      (306,116)      (136,916)
  Issuance of convertible
    preferred stock on
    January 7, 2000........         --        --      422,222     30,000          --            --         30,000
  Assumed conversion of
    convertible preferred
    stock to common
    stock..................    422,222         4     (422,222)   (30,000)    529,996            --        500,000
                             ---------    ------    ---------   --------    --------     ---------      ---------
BALANCE, DECEMBER 31, 1999,
  PRO FORMA (UNAUDITED)....  3,472,222    $   35           --   $     --    $699,165     $(306,116)     $ 393,084
                             =========    ======    =========   ========    ========     =========      =========

    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                1997       1998       1999
                                                              --------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.........................................  $(54,121)  $ 35,563   $(195,200)
                                                              --------   --------   ---------
  Adjustments to reconcile net (loss) income to net cash
    (used in) provided by operating activities
    Depreciation and amortization...........................     7,340     11,216      20,546
    Professional fees paid in common stock..................        --         --     100,000
    (Increase) decrease in
      Receivables...........................................    (7,259)    (5,043)   (445,218)
      Prepaid expenses and deposits.........................      (713)   (22,332)    (57,234)
    Increase (decrease) in
      Accounts payable......................................    49,480    382,799     420,842
      Accrued expenses......................................    (3,026)    (1,408)     22,347
                                                              --------   --------   ---------
        Total Adjustments...................................    45,822    365,232      61,283
                                                              --------   --------   ---------
        Net Cash (Used in) Provided by Operating
          Activities........................................    (8,299)   400,795    (133,917)
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from insurance for loss of assets................    13,063         --          --
  Capital expenditures......................................   (15,798)   (23,500)    (56,165)
                                                              --------   --------   ---------
        Net Cash Used in Investing Activities...............    (2,735)   (23,500)    (56,165)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) under line of credit..........   (24,600)   (44,695)     20,000
  Payment of long-term debt.................................        --         --      (1,056)
  Proceeds from issuance of common stock....................        --         --      50,000
                                                              --------   --------   ---------
        Net Cash (Used in) Provided by Financing
          Activities........................................   (24,600)   (44,695)     68,944
                                                              --------   --------   ---------
NET (DECREASE) INCREASE IN CASH.............................   (35,634)   332,600    (121,138)
CASH, BEGINNING OF YEAR.....................................   164,958    129,324     461,924
                                                              --------   --------   ---------
CASH, END OF YEAR...........................................  $129,324   $461,924   $ 340,786
                                                              ========   ========   =========

    The accompanying notes are an integral part of the financial statements.

                                LIQUOR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS AND RECAPITALIZATION

    Liquor.com, Inc. (the Company) provides services and information to producers, sellers and consumers of alcohol beverages over the Internet. Consumers order products via the Company's Web site or catalog. The orders are filled through the Company's network of over 1,300 alcohol beverage retailers worldwide as the Company does not sell directly to the consumer. Producers and sellers of alcohol beverages are provided with demographic information and product advertising through the Company's Web site and catalog. Substantially all of the Company's revenues are generated in the United States. Credit is extended to the Company's corporate customers under normal trade terms without security.

    On August 16, 1993, Liquor By Wire, Inc. was incorporated in the State of Illinois. On December 15, 1999, Liquor.com, Inc., a wholly owned subsidiary of Liquor By Wire, Inc. was incorporated in the State of Delaware. On December 22, 1999, Liquor By Wire, Inc. was merged into Liquor.com, Inc., with
Liquor.com, Inc. being the surviving corporation. Following the merger, each outstanding share of common stock of Liquor By Wire, Inc. was converted into 22,500 shares of the common stock of Liquor.com, Inc. so that all 133 1/3 shares outstanding of Liquor By Wire, Inc. were converted into 3,000,000 shares of Liquor.com, Inc. and all of the outstanding shares of Liquor.com, Inc. held by Liquor By Wire, Inc. were canceled. All references in the financial statements to the number of shares and to the per share amounts have been retroactively restated to reflect these changes.

(B) ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of credit card and trade receivables arising in the normal course of business. The Company has arranged with its network of alcohol beverage retailers that goods sold to customers be shipped directly from the retailer.

(C) PROPERTY AND EQUIPMENT

    The company's policy is to depreciate or amortize the original cost of the assets over the estimated useful lives of the assets by use of the straight-line method.

                                                               YEARS
                                                              --------
Building and improvements...................................     39
Furniture and fixtures......................................      7
Computer softwrae and hardware..............................    3-5

(D) DEFERRED EXPENSES

    As of December 31, 1999, external costs directly attributable to the planned initial public offering have been deferred. The costs will be charged against the Company's additional paid-in-capital in connection with the consummation of its initial public offering.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(E) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable, long-term debt and miscellaneous other assets and liabilities, approximate fair value.

(F) REVENUE RECOGNITION

    Net revenues include the dollar amount of orders placed on our website, net of returns and allowances, and advertising revenues. The Company recognizes revenue on customer orders, net of estimated sales returns, when the products are shipped to the customer. For all sales made through its website, the Company bears credit risk and bears inventory risk for returned products that are not successfully returned to the suppliers.

    The Company recognizes revenue from advertising sales ratably over the term of the advertising campaigns, which usually range from one to twelve months. To the extent that advertising customers may have paid for advertisements that have yet to be published in the Company's catalog or on the Company's Web site, the Company defers revenue recognition until such advertisements are delivered.

(G) COST OF REVENUES

    The cost of goods sold includes product costs, direct costs associated with advertising revenues and shipping and handling costs paid by the Company in the fulfillment of customer orders.

(H) ADVERTISING

    The cost of advertising is expensed as incurred. For the years ended December 31, 1997, 1998 and 1999 the Company incurred advertising expenses of $185,575, $210,499 and $229,143, respectively.

(I) INCOME TAXES

    The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. In addition, a valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax assets due to the uncertainty of realization.

(J) COMPREHENSIVE INCOME (LOSS)

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Components of comprehensive income
(loss) include amounts that, under SFAS No. 130, are included in the

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
comprehensive income (loss) but are excluded from net income (loss). There were no significant differences between the Company's net loss and comprehensive loss.

(K) NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all the costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 1, 1999. Adoption did not have a material effect on the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instrument and Hedging Activities." SFAS No. 133 is effective for the fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair value of derivatives are recorded each period in the current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. The Company does not expect that adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operation, as the Company does not currently hold any derivative financial instruments.

(L) MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(M) SEGMENT REPORTING

    In December 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of this standard requires that reportable segments be reported consistent with how management assesses segment performance. This statement requires disclosure of certain information by reportable segment, geographic area and major customer. See Note 10, "Segment Information," for further information. As a result, the Company will separately report information on the two operating segments: catalog and advertising. The Company does not calculate operating income by segment. Accordingly, gross profit is instead presented. In addition, because management does not rely on segment asset allocation, information regarding segment assets is not meaningful and therefore is not reported.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 1-- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(N) CONCENTRATION RISKS

    Substantially all of the company's cash is held at one financial institution.

(O) STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock options rather than alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation." APB No. 25 provides that the compensation expense relative to the company's employee stock options is measured based on the intrinsic value of stock options granted. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. This method recognizes the fair value of stock options granted at the date of grant in earnings over the vesting period of the options.

(P) STOCK-BASED COMPENSATION (CONTINUED)

    The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

NOTE 2--PROPERTY AND EQUIPMENT

                                                            1998       1999
                                                          --------   --------
Land....................................................  $     --   $ 18,000
Building and improvements...............................        --    202,192
Furniture and fixtures..................................    10,573     19,921
Computer software and hardware..........................    23,500     42,125
                                                          --------   --------
                                                            34,073    282,238
Accumulated depreciation and amortization...............   (13,331)   (33,877)
                                                          --------   --------
                                                          $ 20,742   $248,361
                                                          ========   ========

NOTE 3--SHORT-TERM BORROWINGS--BANK

    As of December 31, 1999, the Company was obligated under a line of credit with LaSalle Bank for $25,000. Borrowings under this line of credit bear interest at the prime rate plus 1.5% and are secured by substantially all of the Company's assets. Certain conditions stipulated in the borrowing agreement relating to net income must be met on an annual basis. As of December 31, 1999, the Company was in violation of this covenant. As of December 31, 1999, maximum additional available borrowings on this line of credit were $95,000. This agreement is payable on demand. The Company's two principal stockholders have personally guaranteed the borrowings under this line of credit.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 4--LONG-TERM DEBT

Mortgage note payable to bank, payable in monthly
  installments of $1,590, including interest at 7.75% per
  annum, due September 2004; secured by a mortgage on the
  building and land and guaranteed by the company's two
  principal stockholders....................................  $190,994
Less current maturities.....................................    (4,432)
                                                              --------
                                                              $186,512
                                                              ========

    Maturities on long-term debt are as follows as of December 31, 1999:

Year Ending December 31:
  2001......................................................  $  4,788
  2002......................................................     5,173
  2003......................................................     5,588
  2004......................................................   170,963
                                                              --------
                                                              $186,512
                                                              ========

NOTE 5--INCOME TAXES

    The Company incurred taxable losses for federal and state purposes for the years ended December 31, 1997, 1998 and 1999. Accordingly, the Company did not incur any federal income tax expense for those periods other than the minimum required taxes for certain state and local jurisdictions.

    As of December 31, 1999, the Company has net operating loss carryforwards of approximately $220,000 related to federal and state income taxes which can be used to offset future federal and state taxable income from operations. Substantially all of these carryforwards will begin to expire in 2010.

    Significant components of the Company's deferred tax asset as of December 31, 1997, 1998 and 1999 are as follows:

                                                   1997       1998       1999
                                                 --------   --------   --------
Net operating loss carryforward................  $ 34,300   $ 19,600   $ 85,500
Other..........................................        --         --      2,000
                                                 --------   --------   --------
Gross deferred tax assets......................    34,300     19,600     87,500
Valuation allowance............................   (34,300)   (19,600)   (87,500)
                                                 --------   --------   --------
Net Deferred Income Tax Asset..................  $     --   $     --   $     --
                                                 ========   ========   ========

    Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three-year period. The impact of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 5--INCOME TAXES (CONTINUED)

    The differences between the U.S. Federal statutory tax rate and the Company's effective tax rate are as follows:

                                                               1997       1998       1999
                                                             --------   --------   --------
U.S. Federal statutory rate................................     35%        35%        35%
Change in valuation allowance..............................    (35)       (35)       (35)
                                                               ---        ---        ---
                                                                --%        --%        --%
                                                               ===        ===        ===

NOTE 6--STOCKHOLDERS' EQUITY

    As of December 31, 1998, 6,000,000 shares of $.00001 par value common stock of the Company were authorized, 2,700,000 of which were issued and outstanding. As of December 31, 1999, 6,000,000 shares of $.00001 par value common stock were authorized, of which 3,050,000 shares were issued and outstanding; and 1,000,000 shares of $.00001 par value Series A convertible preferred stock were authorized, but none were issued until January 7, 2000. See Notes 1 and 13.

    Each share of preferred stock is convertible into common stock as determined by dividing the original issue price by the conversion price at the time in effect for a share of Series A convertible preferred stock. The preferred stock is automatically convertible upon the consummation of a corporate transaction that meets certain minimum conditions in a qualified public offering as defined, or at the option of the preferred stockholders upon the completion of a public offering which does not meet the minimum conditions.

    On August 31, 1999, the company issued 300,000 shares of common stock at $.33 per share in exchange for $100,000 of business consulting services rendered by an outside consulting firm. On December 31, 1999, the company issued 50,000 shares of common stock at $1.00 per share for $50,000 in cash to a previously unrelated party.

NOTE 7--OTHER CASH FLOW INFORMATION

    Cash payments for interest were $9,181, $7,053 and $18,780 in 1997, 1998 and 1999, respectively.

    During 1999, the Company financed the purchase of its office building and land for $192,000.

NOTE 8--EARNINGS (LOSS) PER SHARE

    The Company computes net loss per share under the provisions of SFAS No. 128, "Earnings per Share" (SFAS 128), and SEC Staff Accounting Bulletin No. 98 (SAB 98).

    Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net (loss) income available to common stockholders for the period by the weighted-average number of shares of common stock outstanding during the period. The calculation of diluted net (loss) income per share excludes potential common shares if the effect is antidilutive. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during this period.

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 8--EARNINGS (LOSS) PER SHARE (CONTINUED)
    Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and assuming conversion of the Company's preferred stock. In addition, income or loss would be adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. The weighted average number of shares utilized in arriving at diluted earnings per share for all periods presented reflect an adjustment for the 350,000 shares of common stock issued as described in Note 6 above which were issued for consideration below the proposed initial public offering price. As the Company had a net loss, the impact of the assumed preferred stock conversion is anti-dilutive and as such, these amounts have been excluded from the calculation of diluted earnings per share.

NOTE 9--UNAUDITED PRO FORMA FINANCIAL INFORMATION

    On December 16, 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, all of the then outstanding shares of the Company's preferred stock will automatically convert into shares of common stock on a 1-for-1 basis, subject to antidilution provisions, including stock splits, stock dividends and recapitalizations.

    Unaudited pro forma net (loss) income per share is computed by dividing net
(loss) income by the sum of the weighted number of shares of common stock outstanding, including the shares resulting from the conversion of the preferred stock as though such conversion occurred at December 31, 1999. Each share of preferred stock converts into one share of common stock subject to antidilution provisions, including stock splits, stock dividends and recapitalizations. The conversion of the preferred stock has been reflected in the accompanying unaudited pro forma statements of stockholders' equity as if these events had occurred on December 31, 1999.

    The unaudited pro forma net loss per share assumes the conversion of the preferred stock to common stock, at a conversion price of $1.18 as if it had been converted as of December 31, 1999, even though the result is anti-dilutive.

    The following tables present the calculation of basic and diluted net loss per share and pro forma net loss per share for the year ended December 31, 1999:

                                                             DENOMINATOR
                                              NUMERATOR      (WEIGHTED--
                                              (NET LOSS)   AVERAGE SHARES)   PER SHARE
                                              ----------   ---------------   ---------
Basic and diluted net loss per common
  share.....................................  $(195,200)     $3,033,216       $(0.06)
Assumed conversion of shares of preferred
  stock into share of common stock at
  December 31, 1999.........................         --           1,157           --
                                              ---------      ----------       ------
Pro forma basic and diluted net loss per
  common share..............................  $(195,200)     $3,034,373       $(0.06)
                                              =========      ==========       ======

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 9--UNAUDITED PRO FORMA FINANCIAL INFORMATION (CONTINUED)
    The unaudited pro forma equity presented in the balance sheet assumes the conversion of the preferred stock issued on January 7, 2000.

NOTE 10--SEGMENT INFORMATION

                                              1997         1998         1999
                                           ----------   ----------   ----------
Revenues
  Catalog and website....................  $  970,475   $1,452,079   $2,435,118
  Advertising............................     310,978      366,881      353,069
                                           ----------   ----------   ----------
    Total revenues.......................   1,281,453    1,818,960    2,788,187
                                           ----------   ----------   ----------
Gross Profit
  Catalog and website....................     273,551      375,882      488,360
  Advertising............................     303,416      366,881      353,069
                                           ----------   ----------   ----------
    Total Gross Profit...................     576,967      742,763      841,429
                                           ----------   ----------   ----------
Less:  Marketing expenses................     312,814      339,973      425,236
      General and administrative
  expenses...............................     310,804      360,174      592,613
      Interest expense...................       7,470        7,053       18,780
                                           ----------   ----------   ----------
Net (Loss) Income........................  $  (54,121)  $   35,563   $ (195,200)
                                           ==========   ==========   ==========

    All amounts have been stated in accordance with the provisions of SFAS
No. 131. There were no sales to any individual customer during any of the years in the three-year period ended December 31, 1999 that represented 10% or more of net sales. The Company has no long-lived assets located in foreign countries. The Company attributes net sales to an individual country based upon the location of the customer. The majority of the customers are located in the United States.

NOTE 11--RELATED PARTY

    Demand notes payable to a stockholder of the Company amounted to $31,975 as of December 31, 1998 and 1999. The note is non-interest bearing and is classified as long-term as the stockholder has committed to not demanding payment prior to December 31, 2000.

NOTE 12--COMMITMENTS AND CONTINGENCIES

    On October 11, 1999, the Company entered into an agreement with a business consulting firm and a minority stockholder to pay a finder's fee in cash equal to 2% of the equity capital or other financing raised. The agreement expires on September 1, 2000.

    The Company has also entered into an agreement with this stockholder whereby, if a successful public offering does not occur on or before September 1, 2000, the stockholder will return all stock issued to the Company or its designee.

    On December 7, 1999, the Company entered into a consulting agreement with a minority stockholder to provide business development and financial and investment banking consulting services

                                LIQUOR.COM, INC.

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED) from January 1, 2000 to February 29, 2000. The agreement calls for monthly compensation of $10,000 plus reasonable expenses.

NOTE 13--SUBSEQUENT EVENTS

    On January 7, 2000, in consideration for $500,000 in bridge financing, the Company issued to The Gem Group a non-interest bearing promissory note in the principal amount of $500,000 and 422,222 shares of Series A Preferred Stock. The proceeds from the bridge financing have been allocated between debt and preferred stock based upon their relative fair values of $470,000 and $30,000, respectively. The promissory note is due on or before the earlier of a qualified public offering, upon demand or December 31, 2001. If demand is made, it shall be repaid in two equal annual installments, each covering one-half the principal sum of the note, the first to be made within 60 days of the demand for payment and the second payment to be made one year after the due date of the first payment or a qualified public offering. Repayment of this note is highly dependent upon the success of the upcoming public offering.

    In January 2000, the Company implemented a stock option plan which reserves 1,000,000 shares of common stock. Nonstatutory Stock Options and Stock Purchase Rights may be granted to service providers at a price determined by the administrator. Incentive Stock Options may be granted only to employees. The per share exercise price of the incentive stock options is 110% of the fair market value of the shares on the date of the grant for employees owning more than 10% of the voting stock of the Company and 100% of the fair market value for employees owning less than 10% of the voting stock. The term of each option shall be stated in the option agreement; however, that term shall be no more than 10 years from the date of the grant. No options or purchase rights have been granted as of February 15, 2000.

Inside Back Cover Page of Prospectus

    Top of Page--The top of the page contains the words "Corporate Accounts Page" and depicts the corporate accounts page to be maintained on Liquor.com's website.

    Middle of Page--The middle of the page contains the words "Home Page" and depicts the home page to be maintained on Liquor.com's website.

    Bottom of Page--The bottom of the page contains the words "Affiliate Network Page" and depicts the affiliate network page to be maintained on Liquor.com's website.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE UNITS, AND COMPONENTS THEREOF, OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                            ------------------------

                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      5
Cautionary Note Regarding Forward-
  looking Statements..................     13
Use of Proceeds.......................     14
Dividend Policy.......................     14
Capitalization........................     15
Dilution..............................     16
Selected Financial Data...............     17
Management's Discussion And Analysis
  of Financial Condition And Results
  of Operations.......................     18
Business..............................     23
Management............................     32
Certain Transactions..................     40
Principal Stockholders................     42
Description of Securities.............     43
Shares Available For Future Sale......     49
Underwriting..........................     51
Legal Matters.........................     53
Experts...............................     53
Where You Can Find Additional
  Information About us................     53
Index to Consolidated Financial
  Statements..........................    F-1

                            ------------------------

    Until            , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade the units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                         1,500,000 UNITS CONSISTING OF
                           TWO SHARES OF COMMON STOCK
                           AND ONE REDEEMABLE COMMON
                             STOCK PURCHASE WARRANT

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             DIRKS & COMPANY, INC.

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors and officers to us or our stockholders to the fullest extent permitted by the Delaware statute. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even thought such an action, if successful, might otherwise have benefitted us and our stockholders. The Employment Agreements of certain directors and offices contain a provision similar to the provisions of the Certificate of Incorporation.

    We intend to obtain directors' and officers' insurance providing indemnification for certain of our directors, officers and employees against certain liabilities, prior to the completion of this offering.

    Reference is also made to the underwriting agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the underwriters' obligation to indemnify us and our officers and directors in certain circumstances, and our obligation to indemnify the underwriters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby:.

Registration Fee............................................  $ 20,585.97
Nasdaq Listing Fee..........................................  $ 72,875.00
NASD Filing Fee.............................................  $  4,657.00
Blue Sky Fees and Expenses..................................  $ 15,000.00*
Accounting Fees and Expenses................................  $ 90,000.00*
Legal Fees and Expenses.....................................  $140,000.00*
Printing Expenses...........................................  $125,000.00*
Transfer Agent and Registrar Fees...........................  $  2,500.00
Miscellaneous...............................................  $  9,382.23
                                                              -----------
    Total...................................................  $480,000.00
                                                              ===========

*   Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, we have sold unregistered securities as described below. Unless otherwise indicated, there were no underwriters involved in the transactions and there was no underwriting discounts or commissions paid in connection with the transactions. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the certificates for the securities. The purchasers of the securities received adequate information about us or had access, through employment or other relationships, to such information.

    1. In August 1999 we issued 13 1/3 shares of common stock, which represented ten percent of our shares, on a fully diluted basis, at the time of issuance, to Corporate Capital Strategies, Inc. in exchange for business planning and business development services to be rendered pursuant to a Founders Service Agreement dated August 31, 1999. The 13 1/3 shares were later converted into 300,000 shares of our shares pursuant to a merger, and were later transferred to certain persons affiliated with Corporate Capital Strategies, Inc., including 118,000 shares to Jonathan McDermott, our Senior Vice President, Business Development. Under this agreement, as amended, we also are obligated to issue 21,428 shares to Corporate Capital Strategies upon completion of this offering.

    2. In December 1999 we sold a total of 50,000 shares of our common stock at $1.00 per share to four individuals affiliated with Wink Communications, Inc., which maintains our website.

    3. In January 2000 we sold a promissory note in the principal amount of $500,000 and 422,222 shares of Series A Preferred Stock to GEM Global Group Yield Fund Limited, Global Strategic Holdings Limited, Ocean Strategic Holdings Limited, Tazmanic Corporation, and W.R. Timken Trust FBO Alexander C. Timken for a total of $500,000.

    4. In March 2000 we issued ten units, each consisting of one convertible promissory note and one warrant to purchase shares of our common stock, to ten purchasers for total consideration of $900,000. Each convertible note bears interest at the prime rate plus two percent. Each note automatically converts into shares of our common stock at a conversion price of $3.52 per share upon completion of this offering, but may be converted earlier, at the same conversion price, at the option of the holder. Each warrant allows the holder, for a period of five years from the date of issuance, to purchase a number of shares equal to the number issuable upon conversion of the convertible note, at a price of $2.64 per share. In addition, the holders of our Series A have made a committment to purchase one unit for total consideration of $100,000 by exercising their preemptive rights with regard to this offering.

    5. From January through March 2000, we sold a total of 248,236 shares of common stock to accredited investors for total consideration of $825,276. The first 42,194 shares sold in this offering were sold at a price of $2.37 per share, and the remainder were sold at a price of $3.52 per share. In addition, in March 2000 the holders of our Series A Preferred Stock, in exercise of their preemptive rights with regard to these sales, committed to purchase an additional 4,688 shares at a price of $2.37 per share for total consideration of $11,111, and an additional 22,894 shares at a price of $3.52 for total consideration of $80,587. These shares will be issued after the date of this prospectus.

ITEM 27.  EXHIBIT INDEX

    EXHIBIT NO.             DESCRIPTION
    -----------             -----------
            **1.1           Form of Underwriting Agreement

            **1.2           Form of Representative's Warrant Agreement, including Form of Representative's Warrant

             *3.1           Articles of Incorporation of Liquor by Wire, Inc. as filed with the Illinois Secretary of State on August 16, 1993

    EXHIBIT NO.             DESCRIPTION
    -----------             -----------
             *3.2           Certificate of Incorporation of Liquor.com, Inc. as filed
                              with the Delaware Secretary of State on December 15, 1999

             *3.3           Articles of Merger of Liquor.com, Inc. as filed with the
                              Illinois Secretary of State on December 22, 1999

             *3.4           Certificate of Ownership and Merger Merging Liquor by Wire,
                              Inc. into Liquor.com, Inc. as filed with the Delaware
                              Secretary of State on December 22, 1999

             *3.5           Certificate of Designation of Series A Preferred Stock of
                              Liquor.com, Inc. as filed with the Delaware Secretary of
                              State on January 7, 2000

             *3.6           Bylaws of the Liquor.com, Inc.

            **4.1           Specimen Common Stock Certificate

            **4.2           Form of Warrant Agreement

            **4.3           Specimen Warrant Certificate

            **5             Opinion of Shefsky & Froelich Ltd. Regarding Legality of
                              Shares

           **10.1           Master Merchant-Partner Agreement for The LinkShare Network

           **10.2           Network Membership Agreement between LinkShare Corporation and Liquor by Wire, Inc.

            *10.3           Founder's Services Agreement, Acknowledgment and Receipt
                              between Liquor by Wire, Inc. and Corporate Capital
                              Strategies, Inc.

           **10.4           Termination of Founder's Services Agreement

           **10.5           Consulting Agreement between Liquor by Wire, Inc. and
                              e-consulting, Inc.

           **10.6           Termination of e-consulting agreement

           **10.7           Investors' Rights Agreement between Liquor.com, Inc. and
                              holders of shares of Liquor.com Inc.'s Series A Preferred
                              Stock

           **10.8           Partner Agreement between Liquor by Wire, Inc. and Concierge
                              Club

           **10.9           Marketing Agreement between Damark International, Inc. and
                              Liquor by Wire, Inc.

           **10.10          Merchant Agreement between Camdens and Liquor.com, Inc.

           **10.11          Advertising Agreement between Liquor.com, Inc. and Seagram
                              Americas

           **10.12          Consulting Agreement between Liquor.com, Inc., Whodowekrow,
                              LLC and Ronald Bloom

            *10.13          Liquor.com, Inc. 2000 Stock Option Plan and Agreement

            *10.14          Employment Agreement between Liquor.com, Inc. and Gail P.
                              Zelitzky

           **10.15          Employment Agreement between Liquor.com, Inc. and Barry L.
                              Grieff

            *10.16          Employment Agreement between Liquor.com, Inc. and Steven
                              Olsher

           **10.17          Employment Agreement between Liquor.com, Inc. and Scott
                              Clark

           **10.18          Employment Agreement between Liquor.com, Inc. and Jonathan
                              McDermott

            *23.1           Consent of Blackman Kallick Bartelstein LLP

    EXHIBIT NO.             DESCRIPTION
    -----------             -----------
           **23.2           Consent of Shefsky & Froelich Ltd. (incorporated into
                              Exhibit 5)

            *24             Power of Attorney (see signature page to this registration statement)

            *27             Financial Data Schedule.

------------------------

  * Filed with the registration statement.

 ** To be filed by amendment.

ITEM 28.  UNDERTAKINGS

(a) The undersigned Registrant in all instances will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (1) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (2) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (for the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(d) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the this registration statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on April 13, 2000.

                                                       LIQUOR.COM, INC.
                                                       (Registrant)

                                                       By:             /s/ BARRY L. GRIEFF
                                                            -----------------------------------------
                                                             Barry L. Grieff, CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that Liquor.com, Inc., and each person whose signature appears below, constitutes and appoints Barry L. Grieff and Scott B. Clark, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name or in the name of the Company and in any and all capacities, to sign any and all amendments to the Form SB-2 Registration Statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as full to all items and purposes as they might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                 /s/ BARRY L. GRIEFF                   Chief Executive Officer and      April 13, 2000
     -------------------------------------------         Director (Principal Executive
                   Barry L. Grieff                       Officer)

                 /s/ SCOTT B. CLARK                    Chief Financial Officer          April 13, 2000
     -------------------------------------------         (Principal Financial and
                   Scott B. Clark                        Accounting Officer)

                /s/ GAIL P. ZELITZKY                                                    April 13, 2000
     -------------------------------------------                  Director
                  Gail P. Zelitzky

               /s/ JOHN G. VANDEGRIFT                                                   April 13, 2000
     -------------------------------------------                  Director
                 John G. Vandegrift

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
               /s/ RALPH J. SORRENTINO                                                  April 13, 2000
     -------------------------------------------                  Director
                 Ralph J. Sorrentino

                 /s/ BRYAN D. LEGATE                                                    April 13, 2000
     -------------------------------------------                  Director
                   Bryan D. Legate